Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

among

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto

and

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,

as Administrative Agent

Dated as of June 5, 2017

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH and MIZUHO BANK,

LTD., as Joint Lead Arrangers and Joint Bookrunners

i

ii

iii

ANNEXES:

1.1A	Lenders’ Term Commitments and Addresses
6.4	Organization and Ownership of Interests
6.7	Governmental Authorizations
6.12	Leases
8.5	Liens

EXHIBITS:

A	Form of Assignment Agreement
B	Form of Closing Certificate
C	Form of Opinion of Sidley Austin LLP
D	Form of Compliance Certificate
E	Form of Opinion of Eversheds Sutherland (US) LLP
F-1 ~ 4	Forms of Tax Certificates
G	Subordination Terms
H	Form of Subsidiary Guaranty
I	Form of Prepayment Notice
J	Form of Notice Borrowing
K	Form of Notice of Conversion/Continuation

TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of June 5, 2017, among SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C. (the “Borrower”), a Texas limited liability company and a Subsidiary of Transmission and Distribution Company L.L.C. (“Holdings”), the several lenders from time to time parties hereto (the “Lenders”), and CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as administrative agent (the “Administrative Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.

The parties hereto hereby agree as follows:

SECTION 1.    AMOUNT AND TERMS OF CREDIT.

1.1    Term Commitments. Subject to the terms and conditions hereof, (a) each Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 1.2 and 1.5.

1.2    Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit J (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the anticipated Closing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the anticipated Closing Date, in the case of ABR Loans) requesting that the Lenders make the Term Loans on the Closing Date and specifying the amount and Type to be borrowed. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall make the proceeds of such Borrowing available to the Borrower on the Closing Date by depositing such proceeds on the Closing Date in immediately available funds into the account of the Borrower designated by the Borrower to the Administrative Agent on or prior to the Closing Date.

1.3    Repayment of Term Loans. (a) The Borrower shall repay all outstanding Term Loans on the Maturity Date.

(b)    Repayments or prepayments of Term Loans may not be reborrowed.

1.4    Termination of Commitments.

The Term Commitments shall automatically terminate immediately after the making of the Term Loans on the Closing Date.

1.5    Conversion and Continuation Options.

(a)    The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election substantially in the form of Exhibit K no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election substantially in the form of Exhibit K no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)    Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent substantially in the form of Exhibit K, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 10, of the length of the next Interest Period to be applicable to such Eurodollar Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in Section 9(j) or 9(k) with respect to the Borrower is in existence, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Term Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

1.6    Limitations on Eurodollar Tranches.

Notwithstanding anything to the contrary in this Agreement, all Borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof and (b) no more than seven Eurodollar Tranches shall be outstanding at any one time.

1.7    Interest Rates and Payment Dates.

(a)    Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)    (i) If all or a portion of the principal amount of any Term Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable to the Term Loans pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Term Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)    Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

1.8    Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR

Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Term Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 1.7 and Section 1.8.

1.9    Inability to Determine Interest Rate.

If prior to the first day of any Interest Period for any Eurodollar Loan:

(a)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period, or

(b)    the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Base Rate or the Eurodollar Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Term Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Term Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect to such Eurodollar Loans, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Term Loans to Eurodollar Loans.

1.10    Pro Rata Treatment and Payments.

(a)    Each Borrowing by the Borrower from the Lenders hereunder shall be made pro rata.

(b)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 11.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days after the Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(d)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 1.10(d), 1.10(e), 4.3(e) or 11.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

1.11    Requirements of Law.

(a)    If the adoption or taking effect of or any change in any Requirement of Law or in the implementation, administration, interpretation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Entity made subsequent to the date hereof:

(i)    shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)    shall impose on such Lender any other condition, cost or expense (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Term Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Entity made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

(d)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

1.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.11 or 4.3(a) or (d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 1.11 or 4.3(a) or (d).

1.13    Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Term Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

1.14    Replacement of Lenders. The Borrower shall be permitted to replace any Lender if (a) such Lender requests reimbursement for amounts owing pursuant to Section 1.11 or the Borrower is required to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Entity for the account of such Lender pursuant to Section 4.3(a) or (d), (b) such Lender becomes a Defaulting Lender, or (c) such Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Credit Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 1.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 1.11 or 4.3(a) or (d), (iv) the replacement financial institution shall purchase, at par, all Term Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 1.13 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall, subject to Section 12.4(b)(ii), be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.4 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 1.11 or 4.3(a) or (d), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

SECTION 2.    [RESERVED].

SECTION 3.    [RESERVED].

SECTION 4.    PREPAYMENT; TAXES; FEES.

4.1    Voluntary Prepayments. The Borrower shall have the right to prepay Term Loans, in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Notice Office written notice of its intent to prepay the Term Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which such prepayment is made, which notice shall be substantially in the form of Exhibit I hereto and received by the Administrative Agent by 11:00 A.M. (New York time) one Business Day prior to the date of such prepayment or in the case of Eurodollar Loans, three Business Days prior to the date of such prepayment; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $250,000 in the case of Eurodollar Loans or $100,000 in the case of ABR Loans and shall include accrued interest to such date on the amount prepaid, provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Term Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Amount applicable thereto; (iii) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 1.13 and (iv) each prepayment in respect of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans.

4.2    Mandatory Prepayments.

(a)    If on any date the Borrower shall receive Net Cash Proceeds from any issuances of notes or bonds (other than any issuance of Permitted Refinancing Indebtedness) issued (i) on a private placement basis pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended or (ii) pursuant to a registered offering under Section 144A of the Securities Act of 1933, as amended, then an amount equal to 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans.

(b)    Application for Prepayments of Term Loans. With respect to each prepayment of Term Loans required by this Section 4.2, the Borrower may designate the Type of Term Loans and the specific Borrowing(s) which are to be prepaid, provided that (i) the Borrower shall first so designate all ABR Loans and Eurodollar Loans with Interest Periods ending on the date of prepayment prior to designating any other Eurodollar Loans and (ii) each prepayment of Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans. If the Borrower is required by this Section 4.2 to repay any Eurodollar Loans and such prepayment will result in the Borrower being required to pay breakage costs under Section 1.13 (any such Eurodollar Loans, “Affected Loans”), the Borrower may elect, by notice to the Administrative Agent, to have the provisions of the following sentence be applicable. At the time any Affected Loans are otherwise required to be prepaid, the Borrower may elect to deposit 100% (or such lesser percentage elected by the Borrower) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent with terms that are not inconsistent with the Collateral Agency Agreement, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Term Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to the relevant Term Loans (or such earlier date or dates as shall be requested by the Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the amount of the relevant Term Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account). In the absence of a designation and/or election by the Borrower as described in the preceding sentences, the Administrative Agent shall, subject to the first sentence of this paragraph, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.13.

4.3    Taxes. (a) Any and all payments by or on account of any obligation of any Borrower Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.3), the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    The Borrower Parties shall timely pay to the relevant Governmental Entity in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.

(c)    As soon as practicable after any payment of Taxes by any Borrower Party to a Governmental Entity pursuant to this Section 4.3, such Borrower Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Entity evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    The Borrower Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower Party has not already indemnified the Administrative Agent for any such Taxes which are Indemnified Taxes and without limiting the obligation of the Borrower Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.4(a) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(f)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.3(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)	any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)	any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI;

(3)	in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of the Borrower (or, if the Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Borrower’s tax owner for U.S. federal income tax purposes) within the meaning of Section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)	to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)	any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)

if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the

Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii)    The Administrative Agent shall, to the extent it is legally entitled to do so, deliver to the Borrower on or prior to the Closing Date (and from time to time thereafter upon the reasonable request of the Borrower),

(A)	with respect to any amounts payable to the Administrative Agent for its own account, an executed original of any form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made;

(B)	if a payment made to the Administrative Agent under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Administrative Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(C)	with respect to any amounts payable to the Administrative Agent for the account of others, an executed original of IRS Form W-8IMY (or applicable successor form) certifying in Part I, line 4 that the Administrative Agent is a U.S. branch of a foreign bank, certifying in Part VI, Line 17b, that the Administrative Agent agrees to be treated as a U.S. Person with respect to any such payments made to it under any Credit Document and certifying in Part I, line 5 the appropriate Chapter 4 status, all of the foregoing in order to permit the Borrower to make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

The Administrative Agent agrees that if any form or certification it previously delivered pursuant to this Section 4.3(f)(iii) expires or becomes obsolete or inaccurate in any respect, it shall upon request from the Borrower update or replace such form, as applicable, or promptly notify the Borrower in writing of its legal inability to do so.

(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.3 (including by the payment of additional amounts pursuant to this Section 4.3), it shall pay to the indemnifying party within 30 days from the date of such receipt an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) in the event that such indemnified party is required to repay such refund to such Governmental Entity. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Each party’s obligations under this Section 4.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of the Term Loans and other all obligations under the Credit Documents.

(i)    For purposes of this Section 4.3, the term “applicable law” includes FATCA.

4.4    Fees. The Borrower shall pay to the Administrative Agent for its own account the fees as may be agreed to from time to time between the Borrower and the Administrative Agent, when and as due.

SECTION 5.    CONDITIONS PRECEDENT. The effectiveness of this Agreement and the obligations of the Lenders to make the Term Loans is subject to the satisfaction of each of the following conditions precedent:

(a)    Credit Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Annex 1.1A, (ii) a joinder agreement to the Collateral Agency Agreement, executed by the Borrower, the Administrative Agent on behalf of the Lenders and the Collateral Agent and (iii) copies of each other Credit Document (including the Security Documents and the Security Agreement), executed and delivered by the Borrower and each other Person party thereto.

(b)    Opinions of Counsel. The Administrative Agent shall have received (i) an opinion, addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, from

Sidley Austin LLP, counsel to the Borrower, which opinion shall cover the matters covered in Exhibit C and (ii) an opinion, addressed to the Administrative Agent and dated the Closing Date, from Eversheds Sutherland (US) LLP, regulatory counsel to the Borrower, which opinion shall cover the matters covered in Exhibit E.

(c)    Proceedings. (i) The Administrative Agent shall have received from the Borrower a certificate, dated the Closing Date, signed by the President or any Vice-President and the Secretary or Assistant Secretary of the Borrower in the form of Exhibit B or in a form acceptable to the parties hereto, together with (w) copies of the certificate of formation, limited liability company agreement, or other organizational documents of the Borrower, (x) the resolutions, or such other administrative approval, of the Borrower referred to in such certificate to be reasonably satisfactory to the Administrative Agent, (y) an incumbency certificate which shall include the name, position and specimen signature of each officer of the Borrower executing the Credit Documents or any other document delivered in connection herewith on behalf of the Borrower and (z) a statement that all of the applicable conditions set forth in Sections 5(n) and (o) have been satisfied as of such date; and

(ii)    All corporate, limited liability company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including long-form good standing certificates and any other records of corporate or limited liability company proceedings and governmental approvals, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

(d)    Adverse Change, etc. During the period from December 31, 2016 to the Closing Date, there shall have been no development or event that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(e)    Security Documents. The Borrower shall have delivered to the Administrative Agent (i) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of recent date listing all effective financing statements that name the Borrower as a debtor and that are filed in the jurisdictions in which filing of a financing statement is necessary to perfect the security interests purported to be created by the Security Documents, together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been delivered to the Administrative Agent and (y) to the extent evidencing Permitted Liens) and (ii) evidence reasonably satisfactory to the Administrative Agent that all actions reasonably necessary to perfect and protect the security interests purported to be created by any Security Document on the Collateral described therein (subject to no Liens other than Permitted Liens and the rights of holders of Permitted Secured Indebtedness) have been, or are in the process of being, taken.

(f)    Solvency. The Administrative Agent shall have received a customary solvency certificate from the chief financial officer, treasurer or another senior financial or accounting officer of the Borrower certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated hereby in form reasonably satisfactory to the Administrative Agent.

(g)    Insurance Policies. The Administrative Agent shall have received evidence of insurance complying with the requirements of Section 7.4.

(h)    Fees. The Borrower shall have paid to the Arrangers, the Administrative Agent and the Lenders all Fees and expenses required hereunder to be paid or reimbursed by the Borrower or its affiliates and for which invoices have been presented on or before the Closing Date.

(i)    Financial Information. The Administrative Agent shall have received copies of:

(i)    (a) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2014, 2015 and 2016, the related consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for the fiscal years ended on such dates, each prepared in accordance with GAAP applied on a consistent basis in accordance with past practice except for any changes required by GAAP or as noted in the notes to the financial statements, accompanied by an unqualified report of Ernst & Young LLP and (b) the audited consolidated balance sheet of Sharyland and its Subsidiaries (not including separate statements of Sharyland’s subsidiaries) for the fiscal years ended December 31, 2014, 2015 and 2016, and the related consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for the calendar years ended on such dates, each prepared in accordance with GAAP applied on a consistent basis in accordance with past practice except for any changes required by GAAP or as noted in the notes to the financial statements, accompanied by an unqualified report of Ernst & Young LLP;

(ii)    unaudited consolidated financial statements of the Borrower and its Subsidiaries and the unaudited consolidated financial statements of Sharyland and its Subsidiaries (not including separate statements of Sharyland’s subsidiaries) for each fiscal quarter ended after the latest calendar year referred to above in Section 5(i)(i), as applicable, ended at least 45 days prior to the Closing Date and the related unaudited consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for the corresponding period certified by an Authorized Officer of Sharyland and the Borrower, as applicable, as being prepared in good faith and in accordance with GAAP applied on a consistent basis except for any changes required by GAAP or as noted in the notes to the financial statements; and

(iii)    projections of the Borrower through 2019 that are not, in the reasonable determination of the Administrative Agent, materially inconsistent in an adverse manner with any comparable projections delivered to the Administrative Agent prior to the Closing Date.

(j)    USA PATRIOT Act. The Administrative Agent shall have received, at least 5 days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(k)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing substantially in the form of Exhibit J hereto with respect to the borrowing of the Term Loans on the Closing Date.

(l)    Notice under Revolving Credit Agreement. The Borrower shall be in compliance with Section 8.6(b) of the Revolving Credit Agreement.

(m)    Financial Covenants. The Borrower shall be in compliance with the financial covenants contained in Section 7.11 on a pro forma basis as of the Closing Date.

(n)    Default. At the time of, and immediately after giving effect to the Borrowing of Term Loans on the Closing Date, there shall exist no Default or Event of Default.

(o)    Representations and Warranties. All representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the Closing Date.

SECTION 6.    REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

6.1    Organization; Power and Authority. Each of the Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and is duly qualified and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Borrower and each Subsidiary has the limited liability company, limited partnership or other organizational, as applicable, power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform the provisions hereof and thereof.

6.2    Power and Authority. Each of the Borrower and each Subsidiary has the requisite power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. Each of the Borrower and each Subsidiary has duly executed and delivered each Transaction Document to which it is a party, and each such Transaction Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.3    Disclosure. No report, financial statement, certificate or other information furnished in writing by the Borrower or its Subsidiaries or their respective counsel to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.4    Organization and Ownership of Interests. As of the Closing Date, Annex 6.4 contains a complete and correct list and description of the Borrower’s and each Subsidiary’s jurisdiction of organization and ownership structure. As of the Closing Date, the Borrower has no Subsidiaries except as shown on Annex 6.4.

6.5    Financial Condition; Financial Statements.

(a)    On and as of the Closing Date, on a pro forma basis after giving effect to the transactions contemplated hereby, (x) the sum of the assets, at a fair market valuation, of the Borrower and its Subsidiaries on a consolidated basis will exceed its debts, (y) the Borrower and its Subsidiaries on a consolidated basis will not have incurred or intended to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) the Borrower and its Subsidiaries taken on a consolidated basis will have sufficient capital with which to conduct its business. For purposes of this Section 6.5, “debt” means any liability on a claim, and “claim” means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(i)    (a) The audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2014, 2015 and 2016, and the related consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for the fiscal years ended on such dates, accompanied by an unqualified report of Ernst & Young LLP and (b) the audited consolidated balance sheet of Sharyland and its Subsidiaries (not including separate statements of Sharyland’s subsidiaries) for the fiscal years ended December 31, 2014, 2015 and 2016, and the related consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for the fiscal years ended on such dates, were certified by an Authorized Officer of the Borrower and Sharyland, respectively, as being prepared in good faith and in accordance with GAAP, applied on a consistent basis except for any changes required by GAAP or as noted in the notes to the financial statements and, with respect to the items described in clause (a), fairly presents in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of its date in accordance with GAAP, except for the absence of footnotes and subject to changes resulting from audit and normal year-end adjustments.

(ii)    The unaudited consolidated financial statements of the Borrower and its Subsidiaries and the unaudited consolidated financial statements of Sharyland and its Subsidiaries (not including separate statements of Sharyland’s subsidiaries) for each fiscal quarter ended after the latest calendar year referred to in Section 5(i)(i), as applicable, ended at least 45 days prior to the Closing Date and the related unaudited consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for the corresponding period were certified by an Authorized Officer of the Borrower and Sharyland, respectively, as being prepared in good faith and in accordance with GAAP, applied on a consistent basis except for any changes required by GAAP or as noted in the notes to the financial statements and, with respect to such financial statements of the Borrower, fairly presents in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of its date in accordance with GAAP, except for the absence of footnotes and subject to changes resulting from audit and normal year-end adjustments.

(iii)    Since December 31, 2016, there has been no development or change that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

6.6    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each of the Borrower and each Subsidiary of this Agreement and the other Transaction Documents to which such Person is a party, do not and will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Person under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or limited partnership or limited liability company agreement, or any other agreement or instrument to which such Person is bound or by which such Person or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Person or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Person, which in the case of any of the foregoing clauses (i) through (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.7    Governmental Authorizations, Etc. Except as set forth on Annex 6.7, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Borrower or any Subsidiary of this Agreement or any of the other Transaction Documents to which it is a party.

6.8    Litigation; Observance of Agreements, Statutes and Orders.

(a)    There are no actions, suits, investigations or proceedings pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against or affecting the Borrower or any Subsidiary or, to the knowledge of any Responsible Officer of the Borrower, any Qualified Lessee, or any of their respective property in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The representation in this clause (a) excludes any reference to Environmental Laws or ERISA, each of which is separately addressed in this Section 6.

(b)    Neither the Borrower nor any Subsidiary is in default under any term of any Material Project Document or any other agreement or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any Applicable Law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA PATRIOT Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)    To the knowledge of the Borrower, after due inquiry, no breach or default under any of the Material Project Documents to which it or any of its Subsidiaries is a party has occurred and is continuing, which breach or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.9    Taxes. Each of the Borrower and each Subsidiary has filed all material Tax returns that are required to have been filed by it (or timely requests for extensions have been filed, have been granted and are not expired) in any jurisdiction, and has paid all Taxes shown to be due and payable by it on such returns and all other material Taxes levied upon them or their properties, assets, income or franchises, to the extent such Taxes have become due and payable and before they have become delinquent, (other than (i) the amount of which is not individually or in the aggregate material or (ii) those which are being contested in good faith by appropriate proceedings and with respect to which such Person has established adequate reserves in accordance with GAAP), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower knows of no proposed tax assessment against the Borrower or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

6.10    Title to Property. The Borrower and its Subsidiaries have good and sufficient title to their respective properties and assets that individually or in the aggregate are material to them, free and clear of Liens (other than Permitted Liens).

6.11    Insurance. Each of the Borrowers and each Subsidiary have all insurance coverage required by Section 7.4.

6.12    Licenses, Permits, Etc.; Leases; IP Rights. The Borrower and its Subsidiaries own or possess all material governmental licenses, permits, franchises and authorizations that are necessary for the operation of their respective businesses (collectively, the “Required Permits”), without known conflict with the rights of others. The Leases listed on Annex 6.12 constitute and include all of the Leases to which the Borrower and its Subsidiaries are parties as of the Closing Date. As of the Closing Date, each such Lease is in full force and effect, and constitutes the legal, valid and binding obligation of each Loan Party that is a party thereto. The Borrower and its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without any conflict, to the knowledge of the Borrower, with the rights of any other Person, except for any IP Rights or any conflicts that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.13    Compliance with ERISA. (a) Each Loan Party and each ERISA Affiliate has operated and administered each Plan in compliance with the terms of the Plan and with all Applicable Laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code applicable to employee benefit plans (as defined in section 3 of ERISA) and there has been no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) or violation of the fiduciary responsibility rules with respect to any Plan or that has resulted or could reasonably be expected to result in a Material Adverse Effect, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by any Loan Party or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions of the Code or to Sections 401(a)(29), 412 or 430(k) of the Code or Section 4068 of ERISA, and no liability to the PBGC (other than required premium payments), the IRS, any Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Loan Party or any of their ERISA Affiliates, other than such liabilities or Liens as would not be individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(b)    The present value of the aggregate benefit liabilities under each Plan (other than a Multiemployer Plan) (determined in accordance with Section 430 of the Code and the Treasury Regulations promulgated thereunder as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report) did not exceed the aggregate actuarial value of assets as determined in accordance with Section 430(g)(3) of the Code (and the Treasury Regulations promulgated thereunder) under each such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect.

(c)    No Loan Party or any ERISA Affiliate has incurred Withdrawal Liabilities (and is not subject to contingent Withdrawal Liabilities) of ERISA in respect of Multiemployer Plans that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any of its ERISA Affiliates has failed to make by its due date any required contribution to a Multiemployer Plan or received notice that any Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

(d)    The expected postretirement benefit obligation (determined as of the last day of the Borrower’s most recently ended calendar year in accordance with ASC Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Borrower is not material to it.

6.14    [Reserved].

6.15    [Reserved].

6.16    Foreign Assets Control Regulations, Etc.

(a)    The use of the proceeds from the Term Loans hereunder will not violate Sanctions or any enabling legislation or executive order relating thereto.

(b)    None of the Borrower, the Subsidiaries or it or their respective directors or officers (in each case, acting their capacities as such) or, to the knowledge of any Responsible Officer of the Borrower, any Qualified Lessee: (i) is a Sanctioned Person or (ii) engages in any dealings or transactions with any such Sanctioned Person. The Borrower, the Subsidiaries and it and their respective directors and officers (in each case, acting in their capacities as such) and, to the knowledge of any Responsible Officer of the Borrower, the Qualified Lessees are in compliance, in all material respects, with the USA PATRIOT Act and Sanctions, each as applicable to them.

(c)    No part of the proceeds from the Term Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws, assuming in all cases that such Anti-Corruption Laws apply to the Borrower and each other Loan Party. The Borrower, the Subsidiaries and it and their respective directors and officers (in each case, acting in their capacities as such) and, to the knowledge of any Responsible Officer of the Borrower, the Qualified Lessees are in compliance, in all material respects, with Anti-Corruption Laws, as applicable to them, and policies and procedures have been implemented and maintained that are designed to ensure compliance by the Borrower, its Subsidiaries and it and their respective directors and officers (in each case, acting in their capacities as such) with Anti-Corruption Laws and applicable Sanctions.

6.17    Status under Certain Statutes.

(a)    No Loan Party is, or is required to be registered as, an “investment company” under the Investment Company Act of 1940 (the “ICA”), as amended.

(b)     The Borrower is not a “public utility” under the FPA and the regulations of FERC thereunder. The execution, delivery and performance of the Borrower’s obligations under the Credit Documents requires no authorization of approval by, or notice to, and is not subject to the jurisdiction of, FERC under the FPA.

(c)    Sharyland and the holding company system of which it is a part have obtained a waiver of the requirements of 18 CFR 366.21, 366.22 and 366.23 (FERC Docket Nos. PH06-59-000 & PH10-18-000), but are subject to the FERC regulations relating to regulatory access to books and records. Sharyland and the holding company system of which it is a part have filed a notice of holding company status under FERC Docket No. HC06-1-000 and a revised notice of holding company status under FERC Docket No. HC10-1-000. Under FERC’s currently effective regulations, the Borrower will be deemed not to be a “public-utility company” and as a result Holdings is not a “holding company” under PUHCA.

(d)    The Borrower is subject to regulation as an “electric utility” by the Public Utility Commission of Texas. The execution, delivery and performance of the Borrower’s obligations under the Credit Documents requires no authorization or approval by, or notice to, the Public Utility Commission of Texas or under the Public Utility Regulatory Act of Texas other than those that have been obtained.

(e)    Solely by virtue of the execution, delivery and performance of the Credit Documents to which it is a party, neither the Administrative Agent nor any Lender will become subject to any of the provisions of the FPA, PUHCA (based on FERC’s currently effective definitions under PUHCA) or the Public Utility Regulatory Act of Texas, or to regulation under any such statute.

(f)    The Borrower does not own, operate or control any electrical generating, transmitting or distribution facility, or effect or control any sale of electricity, outside of the ERCOT balancing area authority except (i) as permitted by FERC, as set forth in its declaratory order issued in Docket No. EL07-93-000 or (ii) interconnected transmission or distribution assets or systems located substantially in the State of Texas or deriving a majority of their revenue from customers within the State of Texas.

6.18    Environmental Matters.

(a)    The Borrower has no knowledge of any claims nor has it received any notice of any claim, and no proceeding has been instituted raising any claim against the Borrower or any Subsidiary or any of their real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)    The Borrower has no knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by the Borrower or any Subsidiary or to other assets or its use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)    Neither the Borrower nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(d)    All buildings on all real properties now owned, leased or operated by the Borrower or any of the Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

6.19    Force Majeure Events; Employees. None of the assets of the Borrower or the Subsidiaries, including the System, has suffered any Force Majeure Event that is continuing. Neither the Borrower nor any Subsidiary has any employees.

6.20    Collateral. As of the Closing Date, (i) the security interests in the UCC Collateral granted to the Collateral Agent (for the benefit of the Secured Parties): (a) constitute, as to such Collateral, a valid security interest and Lien under the New York UCC, and (b) constitute first priority Liens on such Collateral described in the Security Documents, subject to no Liens other than Permitted Liens and the rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement, (ii) all action as is required pursuant to the Security Documents has been taken to establish and perfect the Collateral Agent’s rights in and to, and the first priority of its Lien (subject to Permitted Liens) on, the Collateral as set forth in the immediately preceding clause (i), including any recording, filing, registration, delivery to the Collateral Agent, giving of notice or other similar action, and (iii) the Deeds of Trust create in favor of the Trustee named therein, for the benefit of the Collateral Agent and the other Secured Parties, a valid security interest and first priority Lien in all the Borrower’s right, title and interest in and to the real property subject thereto and the proceeds thereof, subject to no Liens other than Permitted Liens and the rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement.

6.21    Collateral Agency Agreement. Each of this Agreement and each other Credit Document is a “Financing Agreement”, as such term is defined in the Collateral Agency Agreement. All of the obligations of the Borrower hereunder and under the other Credit Documents are “Obligations”, as such term is defined in the Collateral Agency Agreement, and “Permitted Secured Indebtedness”, as such term is defined in the Collateral Agency Agreement.

6.22    Margin Regulations. The Borrower is not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis subject to the provisions of Section 8.5 or Section 8.10 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9(i) will be margin stock.

6.23    EEA Financial Institution. No Loan Party is an EEA Financial Institution.

SECTION 7.    AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that until the Term Loans, together with interest, Fees and all other Obligations under the Credit Documents (other than contingent obligations (including indemnification obligations) for which no claims have been made) incurred hereunder, are paid in full:

7.1    Information Covenants. The Borrower will furnish to the Administrative Agent (on behalf of each Lender):

(a)    Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower and each Qualified Lessee (other than a Consolidated Qualified Lessee), as applicable, the consolidated balance sheet of the Borrower and its Subsidiaries and each such Qualified Lessee, as the case may be (in each case, with a separately scheduled consolidating balance sheet and income statement for each Project Finance Subsidiary), as at the end of such fiscal year, the related consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and, other than the separately scheduled consolidating balance sheet and income statement of each Project Finance Subsidiary, examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of the Borrower or any of its Subsidiaries or such Qualified Lessees, as applicable, as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower or such Qualified Lessees, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default (or, in the case of a Qualified Lessee, any default or event of default under any Leases to which such Qualified Lessee is lessee) which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default (or, in the case of a Qualified Lessee, such a default or event of default under the applicable Lease) has occurred and is continuing, a statement as to the nature thereof (which certificate may be limited to the extent required by accounting rules or guidelines).

(b)    Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year, the consolidated balance sheet of the Borrower and its Subsidiaries and each Qualified Lessee (other than a Consolidated Qualified Lessee), as the case may be (in each case, with a separately scheduled supplemental consolidating balance sheet and income statement for each Project Finance Subsidiary), as at the end of such quarterly period, the related consolidated statement of operations, the related consolidated statement of members’ capital and the related consolidated statement of cash flows for such quarterly period, and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer, controller, chief accounting officer or other Authorized Officer of the Borrower or such Qualified Lessee, as applicable, except for the absence of footnotes and subject to changes resulting from audit and normal year-end audit adjustments.

(c)    Annual Budgets. As soon as available and in any event within 30 days after the close of each fiscal year of the Borrower and each Qualified Lessee (other than a Consolidated Qualified Lessee), as the case may be, the annual budget of the Borrower and its Subsidiaries and each such Qualified Lessee, as applicable, which shall include details on capital expenditures to be made by the Borrower and its Subsidiaries and each such Qualified Lessee, as applicable, in the next twelve months.

(d)    Management Discussion and Analysis. Within 45 days after the close of each of the first three fiscal quarters in each fiscal year, a management discussion and analysis of each of each Qualified Lessee’s (other than a Consolidated Qualified Lessee) and the Borrower’s consolidated performance for that fiscal quarter and a comparison of performance for that financial quarter to the corresponding fiscal quarter of the previous fiscal year (in form and substance reasonably acceptable to the Administrative Agent, which shall not be unacceptable solely because it does not contain all of the information required to be included in unaudited interim financial statements by Item 303 of Regulation S-K of the Securities Act of 1933, as amended). Within 90 days after the close of each fiscal year, a management discussion and analysis of each of each such Qualified Lessee’s and the Borrower’s consolidated performance for that fiscal year and a comparison of performance for that fiscal year to the prior year.

All such financial statements delivered pursuant to paragraphs (a) and (b) above shall present fairly in all material respects in accordance with GAAP the consolidated financial condition of such Qualified Lessees or the Borrower and their respective consolidated Subsidiaries, as applicable, as at the applicable dates, and the consolidated results of their operations, their changes in equity (deficit) and their consolidated cash flows for the periods reflected therein, and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

(e)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 7.1(a) and (b), a certificate of the Senior Financial Officer of each Qualified Lessee (other than a Consolidated Qualified Lessee) or of the Borrower, as applicable, substantially in the form of Exhibit D, to the effect that no Default or Event of Default has occurred and is continuing (or in the case of each such Qualified Lessees, no default or event of default has occurred and is continuing under any Leases to which it is a party, which default or event of default constitutes an Event of Default pursuant to Section 9(f)) or, if any Default or Event of Default has occurred and is continuing (or in the case of each such Qualified Lessees, any default or event of default has occurred and is continuing under any Leases to which it is a party, which default or event of default constitutes an Event of Default pursuant to Section 9(f)), specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Section 7.11 as at the end of such fiscal period or year, as the case may be. Each such certificate shall also include a list of deposit accounts and securities accounts held by any Loan Party.

(f)    Notice of Default or Litigation. Promptly, and in any event within five Business Days after a Responsible Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (w) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower or such Subsidiary proposes to take with respect thereto, (x)(i) the commencement of or any material development in any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries in which the amount involved is $750,000 or more (other than proceedings under the Texas Public Utility Act before the Public Utility Commission of Texas or condemnation proceedings in which a Qualified Lessee, the Borrower or any of its Subsidiaries is the condemning party) or is reasonably likely to have a Material Adverse Effect on the ability of the Borrower or any Loan Party to perform its obligations hereunder or under any other Credit Document and (ii) the commencement of any proceeding under the Texas Public Utility Act before the Public Utility Commission of Texas involving the Borrower (other than proceedings that are in the ordinary course of business or that are not material) and the issuance of any final order of the Public Utility Commission of Texas with respect to such proceeding, and (y) any development or event that has had or could reasonably be expected to have a Material Adverse Effect. Promptly, and in any event within five Business Days after the Borrower receives a written notice of default under a System Lease from the applicable Qualified Lessee, a copy of such notice of default or a written notice specifying the nature and period of existence of such default and what action the Borrower is taking or proposes to take with respect thereto.

(g)    Insurance Certificates. At the time of the delivery of the financial statements provided for in Section 7.1(a), the certification required to be delivered at such time pursuant to Section 7.4(b).

(h)    Other Information. (i) Promptly upon transmission thereof, copies of any reportings or filings by the Borrower or any of its Subsidiaries with regulatory agencies (including the Securities and Exchange Commission or any successor thereto (the “SEC”)) but excluding the Public Utility Commission of Texas (and the Federal Energy Regulatory Commission, if applicable); provided that the Borrower shall furnish such reports or filings as the Administrative Agent may reasonably request from time to time, (ii) promptly upon their becoming available, each report and filing made by the Borrower to holders of other Permitted Secured Indebtedness and (iii) such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.1(g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the

Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

7.2    Use of Proceeds. All proceeds of the Term Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries, including future acquisitions not prohibited under this Agreement, but not to fund, directly or indirectly, any Project Finance Subsidiary other than to make Investments in any Project Finance Subsidiary not to exceed amounts with which the Borrower would be permitted to make a Distribution under Section 8.9.

7.3    Compliance with Law.

(a)    Without limiting Section 8.4, the Borrower will, and will cause its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA, the USA PATRIOT Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

7.4    Insurance.

(a)    Maintenance of Insurance. The Borrower will maintain or cause to be maintained and will cause its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

(b)    Evidence of Insurance. At the time of the delivery of the certificate required under Section 7.1(e) for financial statements provided for in Section 7.1(a) or promptly upon request by the Administrative Agent, the Borrower shall furnish the Administrative Agent and the Collateral Agent with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits, and the policy term, and shall specifically list the special provisions enumerated for such insurance required by this Section 7.4. Upon request, the Borrower will promptly furnish the Administrative Agent and the Collateral Agent with copies of all insurance certificates, binders, and cover notes or other evidence of such insurance relating to the Collateral.

(c)    No Duty of any Lender to Verify. No provision of this Section 7.4 or any other provision of this Agreement, any other Financing Document or any Lease shall impose on the Administrative Agent, the Collateral Agent or any Lender any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall the Administrative Agent or the Collateral Agent nor any Lender be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.

7.5    Maintenance of Properties. The Borrower will and will cause its Subsidiaries to, and will use commercially reasonable efforts to cause the Qualified Lessees to, (a) maintain, preserve and protect all of its respective properties (including any such properties comprising any portion of the System) and equipment necessary in the operation of its respective business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in the case of clauses (a) and (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.6    Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, file all Tax returns required to be filed by it in any jurisdiction and to pay and discharge all Taxes shown to be due and payable by it on such returns and all other Taxes imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Borrower or any Subsidiary, provided that none of the Borrower or any Subsidiary need pay any such Tax or claim if (i) the amount, applicability or validity thereof is contested by such Person on a timely basis in good faith and in appropriate proceedings, and such Person has established adequate reserves therefor in accordance with GAAP on its books or (ii) the nonpayment of all such Taxes and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

7.7    Existence, Etc. Except as permitted under Section 8.2, the Borrower will and will cause each of its Subsidiaries at all times preserve and keep in full force and effect its respective limited liability company, corporate or limited partnership existence and all rights and franchises of the Borrower unless (other than with respect to the Borrower’s existence), in the good faith judgment of the

Borrower, the termination of or failure to preserve and keep in full force and effect such limited liability company, corporate or limited partnership existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

7.8    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, and will use commercially reasonable efforts to cause any Qualified Lessee to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Person. The Borrower will permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours no more than once per each calendar year, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default has occurred and is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and as often as may be reasonably desired.

7.9    Collateral; Further Assurances.

(a)    The Borrower shall take all actions necessary to ensure that the Collateral Agent, on behalf of the Secured Parties (or in the case of Real Property Collateral, the Trustee named in the Deeds of Trust, for the benefit of the Collateral Agent and the other Secured Parties), has and continues to have in all relevant jurisdictions duly and validly created, attached, perfected and enforceable first-priority Liens on the Collateral constituting UCC Collateral and Real Property Collateral, in each case, to the extent required under the Security Documents (including, in accordance with clauses (c) and (d) of this Section 7.9, after-acquired Collateral), subject to no Liens other than Permitted Liens and rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement. The Borrower shall cause the Obligations to constitute direct senior secured obligations of the Borrower and to be senior in right of payment and to rank senior in right of security (other than Permitted Liens) with respect to Collateral granted in the Security Documents to all other Indebtedness of the Borrower (other than Permitted Secured Indebtedness, with which it shall be pari passu in accordance with the terms of the Collateral Agency Agreement).

(b)    After the completion of each New Project of a Project Finance Subsidiary, the Borrower may cause any such Project Finance Subsidiary to Transfer the New Project to the Borrower and upon such Transfer, the Borrower shall take all actions necessary to ensure that (w) the New Project becomes a part of the Collateral to the extent required under the Security Documents and Section 7.9(c), subject to the first priority Lien of the Security Documents (subject to no Liens other than Permitted Liens and rights of holders of Permitted Secured Indebtedness in accordance with the Collateral Agency Agreement), (x) no Default or Event of Default occurs as a result of such Transfer, (y) the Indebtedness of the Project Finance Subsidiary is either repaid in full at the time of the Transfer or becomes Permitted Secured Indebtedness, and (z) the Project Finance Subsidiary is liquidated or merged with and into the Borrower.

(c)    If, after the Closing Date, the Borrower acquires any Real Property Collateral, the Borrower shall forthwith (and in any event, within five Business Days of such acquisition, or such longer period of time as reasonably agreed by the Administrative Agent) deliver to the Collateral Agent a fully executed mortgage or deed of trust over such real property, in form and substance substantially similar to a previously delivered Deed of Trust or otherwise satisfactory to the Required Secured Parties and the Collateral Agent, together with such surveys, environmental reports and other documents and certificates with respect to such Real Property Collateral as may be reasonably required by the Required Secured Parties. The Borrower further agrees to take all other actions necessary to create in favor of the Trustee named therein, for the benefit of the Collateral Agent and the other Secured Parties a valid and enforceable first priority Lien on such Real Property Collateral, free and clear of all Liens except for Permitted Liens and rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement.

(d)    If, after the Closing Date, the Borrower acquires or creates any new Subsidiary that is a Wholly-Owned Subsidiary (other than any Foreign Subsidiary, any Project Finance Subsidiary and any other Subsidiary that is prohibited from providing a Guaranty of the Obligations by any Applicable Law), within 30 days of such creation or acquisition (or such longer time as the Administrative Agent may agree), then the Borrower shall cause such Wholly-Owned Subsidiary:

(i)    to execute and deliver to the Administrative Agent a Subsidiary Guaranty;

(ii)    to deliver to the Administrative Agent a certificate of such Wholly-Owned Subsidiary, substantially consistent with those delivered on the Closing Date pursuant to Section 5(c)(i), with appropriate insertions and attachments;

(iii)    to take such actions reasonably necessary or advisable to grant to the Collateral Agent, on behalf of the Secured Parties (or in the case of Real Property Collateral, the Trustee named in the Deeds of Trust, for the benefit of the Collateral Agent and the other Secured Parties) a perfected and enforceable first-priority Lien in the Collateral to the extent required in the Security Documents with respect to such new Wholly-Owned Subsidiary, subject to no Liens other than Permitted Liens and rights of holders of Permitted Secured Indebtedness, and including the filing of UCC financing statements with respect to the Collateral in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent; and

(iv)    if reasonably requested by the Administrative Agent, to deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

(e)    Subject to the provisions of this Agreement and the Security Documents, a Loan Party shall, prior to the occurrence of an Event of Default, be free to manage its deposit accounts and security accounts in its sole discretion.

7.10    Material Project Documents.

(a)    The Borrower shall at all times (i) perform and observe all of the covenants under the Material Project Documents to which it is a party, (ii) take reasonable actions to enforce all of its rights thereunder, and (iii) maintain the Leases to which it or any of its Subsidiaries is a party in full force and effect, except to the extent the same could not reasonably be expected to have a Material Adverse Effect.

(b)    If the term of a Lease with the Borrower or one of its Subsidiaries expires and the Qualified Lessee under such Lease has either ceased operating the related assets or has ceased paying rent as required under the applicable Lease, the Borrower shall or shall cause a Subsidiary to enter into a supplement or a new Lease with respect to the related Leasehold assets with a Qualified Lessee that provides for rent that, when combined with all other expected revenue, will, in the reasonable judgment of the Borrower, as of the commencement date of such supplement or new Lease, generate sufficient revenue to satisfy the requirements of Section 7.11(b). Notwithstanding the foregoing, if (i) such expired Lease relates to transmission and/or distribution assets that are not generating significant revenue, (ii) the failure to renew such Lease would not constitute a Material Adverse Effect and (iii) the Borrower reasonably believes it will generate sufficient revenue and hold sufficient assets (without giving effect to the Leasehold assets with respect to such Lease) to satisfy the requirements of Section 7.11, then this Section 7.10(b) will not require a supplement or new lease with respect to such Leasehold assets.

7.11    Financial Ratios.

(a)    The Borrower shall at all times maintain, on a consolidated basis, a Total Debt to Capitalization Ratio of not more than 0.65 to 1.00.

(b)    The Borrower shall maintain, for each period of four consecutive fiscal quarters, a Debt Service Coverage Ratio of at least 1.40 to 1.00.

SECTION 8.    NEGATIVE COVENANTS. Until the Term Loans, together with interest, Fees and all other Obligations under the Credit Documents (other than contingent obligations (including indemnification obligations) for which no claims have been made) incurred hereunder, are paid in full:

8.1    Transactions with Affiliates. The Borrower will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, other than, (i) transactions with Project Finance Subsidiaries as permitted by Section 7.9(b) and other transactions between or among the Borrower and one or more Subsidiaries, or any subset thereof, to the extent permitted under Sections 8.2, 8.6, 8.7, 8.10 and 8.14, (ii) any Qualified Lessee Affiliate Loan and any Indebtedness permitted under Section 8.6(d)(ii), (iii) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business, (iv) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate; provided that any transaction will be deemed to meet the requirements of this clause (iv) if such transaction is on terms approved by a majority of the board of directors (or comparable governing body) of InfraREIT or an Affiliate thereof who are “independent” (as such term is defined pursuant to the rules of the primary exchange on which the Capital Stock is listed for trading), or a majority of the “independent” members of a committee of any such board of directors (or comparable governing body).

8.2    Merger, Consolidation, etc. The Borrower will not nor will it cause or permit any of its Subsidiaries to consolidate with or merge with any other Person or Transfer all or substantially all of its assets in a single transaction or series of transactions to any Person, except (i) pursuant to the System Leases or any other Lease, (ii) as permitted pursuant to Section 7.9(b), or (iii) that so long as both before and after giving effect to such merger or consolidation or Transfer of all or substantially all of its assets no Default or Event of Default exists, the Borrower or any Subsidiary may merge or consolidate with another Person, and the Borrower or any Subsidiary may Transfer all or substantially all of its assets to another Person, so long as, after giving effect to such merger or consolidation, or such Transfer of all or substantially all of its assets, (A) with respect to any merger or consolidation to which the Borrower is a party, the Borrower shall be the surviving entity, (B) with respect to any merger or consolidation to which a Subsidiary is a party but the Borrower is not, a Subsidiary (other than a Project Finance Subsidiary) shall be the surviving entity and (C) with respect to any Transfer of all or substantially all of its assets by the Borrower or a Subsidiary, the Borrower or another Subsidiary (other than a Project Finance Subsidiary) shall be the transferee or lessee of such assets (except to the extent permitted by clauses (i) and (ii) of this Section 8.2).

8.3    Line of Business. The Borrower will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the transmission and/or distribution of electric power and the provision of ancillary services.

8.4    Terrorism Sanctions Regulations. The Borrower will not and will not permit any Subsidiary or it or their respective directors or officers (in each case, acting in their capacities as such) to, and will use commercially reasonable efforts not to permit any Qualified Lessee to (a) become a Sanctioned Person or (b) engage in any dealings or transactions with any such Sanctioned Person. The Borrower will not directly or indirectly, use the proceeds of any Term Loans hereunder, or lend, contribute or otherwise make available such proceeds to the parent of the Borrower or any Subsidiary, joint venture partner or other individual or entity, (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund, finance or facilitate any activities of or business with any Sanctioned Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or (iii) in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, the Arrangers, Administrative Agent, or otherwise) of Sanctions.

8.5    Liens. The Borrower will not, nor will it cause or permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to the Collateral or any other property of the Borrower or such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, or on any other asset now owned or hereafter acquired by the Borrower or such Subsidiary, except (each, a “Permitted Lien”):

(a)    solely in the case of any Borrower Party, Liens created or permitted by the Credit Documents and the Existing Indebtedness on the assets of such Borrower Party; and

(b)    (i) solely in the case of a Project Finance Subsidiary, Liens on assets owned by that Project Finance Subsidiary, (ii) Liens on the Capital Stock in any Project Finance Subsidiary to secure its Non-Recourse Debt and (iii) Liens in respect of Guaranties permitted under Section 8.6(c)(iii);

(c)    [Reserved]

(d)    Liens for Taxes which are not yet due and payable or the payment of which is not at the time required by Section 7.6;

(e)    any attachment or judgment Lien, unless such attachment or judgment Lien constitutes an Event of Default under Section 9(l);

(f)    Liens existing on the date of this Agreement set forth in Annex 8.5 hereto;

(g)    Liens of a lessor of equipment to the Borrower or any Subsidiary on such lessor’s leased equipment (but excluding equipment leased pursuant to a Capital Lease), including any of the foregoing which is evidenced by a protective UCC filing;

(h)    Mechanics’, warehousemen’s, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of property or assets subject to such Liens or materially impair the continued use thereof in the operation of the business or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Liens, or other Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(i)    zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Authorities and encroachments, easements, rights of way, covenants, restrictions or agreements which do not materially interfere with the continued use of any asset as currently used in the conduct of the business;

(j)    any encumbrances set forth in any franchise or governing ordinance under which any portion of the business is conducted which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(k)    all rights of condemnation, eminent domain, or other similar right of any Person;

(l)    any interest of title of a lessor under leases; and

(m)    Liens securing Permitted Secured Indebtedness.

8.6    Indebtedness. The Borrower will not, and will not cause or permit any Subsidiary to incur any Indebtedness and will use commercially reasonable efforts not to permit any Qualified Lessee (other than Qualified Lessees (1) with an Investment Grade Credit Rating or (2) whose obligations under the applicable Leases have been Guaranteed by an entity with an Investment Grade Credit Rating) or Subsidiaries of Specified Qualified Lessees to incur Indebtedness for borrowed money, in each case except the following Indebtedness, which may be incurred subject to the requirements of the last paragraph of this section:

(a)    (i) Indebtedness evidenced by the Credit Documents and (ii) Existing Indebtedness;

(b)    Indebtedness of the Borrower (i) that is not related to, and does not support, Non-Recourse Debt of a Project Finance Subsidiary and (ii) if incurred, would not result in a breach of Section 7.11; provided that, if the Indebtedness is proposed to be secured by any of the Collateral, the Borrower shall (x) at least five Business Days (or such shorter period reasonably agreed by the Administrative Agent) prior to the incurrence of such Indebtedness, notify the Administrative Agent of its intent to incur such Indebtedness, which notice shall set forth in reasonable detail (A) the amount and proposed economic terms of such Indebtedness, (B) by type of lender or purchaser and (C) the proposed collateral for such Indebtedness (which proposed collateral may include any or all of the Collateral) and (y) deliver to the Collateral Agent and the Administrative Agent an executed joinder agreement substantially in the form of Exhibit A attached to the Collateral Agency Agreement pursuant to which all the proposed holders of such Indebtedness (or an agent on their behalf) have become party to the Collateral Agency Agreement;

(c)    (i) Non-Recourse Debt incurred by a Project Finance Subsidiary of the Borrower (including Non-Recourse Debt incurred by such Project Finance Subsidiary prior to being acquired by the Borrower or a Subsidiary) to fund a New Project, (ii) any Indebtedness in the form of a pledge of Capital Stock in a Project Finance Subsidiary as security for Non-Recourse Debt of such Project Finance Subsidiary, (iii) Indebtedness in the form of Guaranties by the Borrower or any Subsidiary of Indebtedness of any Project Finance Subsidiary, the aggregate amount of which Guaranties shall not exceed $25,000,000 outstanding at any given time, and (iv) Indebtedness of a Subsidiary (other than a Project Finance Subsidiary of the Borrower) owed to the Borrower;

(d)    Indebtedness of any such Qualified Lessee (i) in an aggregate principal amount for such Qualified Lessee of up to the greater of (A) $5,000,000 and (B) an amount equal to 1% of the sum of, without duplication, (x) the total amount of the Consolidated Net Plant of such Qualified Lessee, plus (y) the total amount of the Consolidated Net Plant of any guarantor(s) of such Qualified Lessee’s obligations under the applicable Leases, plus (z) the total amount of Leased Consolidated Net Plant, in each case on a senior secured basis and (ii) in an aggregate principal amount for such Qualified Lessee of up to the greater of (A) $10,000,000 and (B) an amount equal to 1.5% of the sum of, without duplication, (x) the total amount of the Consolidated Net Plant of such Qualified Lessee, plus (y) the total amount of the Consolidated Net Plant of any guarantor(s) of such Qualified Lessee’s obligations under the applicable Leases, plus (z) the total amount of Leased Consolidated Net Plant, in each case on an unsecured subordinated basis on terms substantially similar to the terms set forth on Exhibit G, to the extent allowed under the Leases to which such Qualified Lessee is a party as a lessee or tenant thereunder; provided, that for purposes of this clause (d), all Consolidated Qualified Lessees will be treated as one Qualified Lessee;

(e)    Indebtedness of the Borrower to any of its Subsidiaries (other than a Project Finance Subsidiary), which by its terms is expressly subordinated to the Obligations, and Indebtedness of any Subsidiary (other than a Project Finance Subsidiary) to the Borrower or any other Subsidiary of the Borrower (other than a Project Finance Subsidiary) not to exceed $5,000,000 at any one time outstanding and in each case to have a maturity date of less than one year;

(f)    Qualified Lessees may also incur Indebtedness associated with Qualified Lessee Affiliate Loans; and

(g)    Indebtedness of Subsidiaries of Specified Qualified Lessees incurred in an aggregate principal amount for each such Specified Qualified Lessee of up to the product of (x) such Specified Qualified Lessee’s Consolidated Net Plant (derived from its most recently prepared consolidated balance sheet, prepared in accordance with GAAP but adjusted to reverse the effects of failed sale-leaseback accounting in a manner reasonably determined by such Specified Qualified Lessee in good faith) multiplied by (y) the lesser of (A) the sum of such Specified Qualified Lessee’s then-current PUCT-regulated debt-to-equity ratio (expressed as a percentage) and 5% or (B) 65%; provided, that such Indebtedness must be Non-Recourse Debt to such Specified Qualified Lessee.

Indebtedness of the Borrower or any of its Subsidiaries may be incurred under this Section 8.6 only if no Default or Event of Default is, or as a result of such incurrence would be, existing.

8.7    Loans, Advances, Investments and Contingent Liabilities. The Borrower will not make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the ordinary course of business to any Person, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person (collectively, “Investments”), or commit to do any of the foregoing, except (a) Permitted Investments, (b) ownership, purchase, and acquisition of any assets of, equity interests in and capital contributions to, Project Finance

Subsidiaries and Wholly-Owned Subsidiaries, including in connection with any transaction consummated pursuant to Section 7.9(b), (c) loans, advances and extensions of credit (i) to Wholly-Owned Subsidiaries (other than Project Finance Subsidiaries) and (ii) to Project Finance Subsidiaries in the form of Guaranties by the Borrower or any Subsidiary of Indebtedness of any Project Finance Subsidiary, the aggregate amount of which Guaranties shall not exceed $25,000,000 outstanding at any given time, and (d) any Qualified Lessee Affiliate Loan.

8.8    No Subsidiaries. The Borrower shall have no subsidiaries other than Project Finance Subsidiaries and Wholly-Owned Subsidiaries.

8.9    Restricted Payments. The Borrower will not, directly or indirectly, make or declare any Distribution unless there does not exist and, after giving effect to the proposed Distribution, there will not exist, a Default or an Event of Default.

The Borrower shall deliver to the Administrative Agent and the Collateral Agent before a Distribution is made a certificate of a Responsible Officer of the Borrower stating that the foregoing condition has been satisfied and, if requested, providing supporting data and calculations.

8.10    Sale of Assets, etc. The Borrower will not, nor will it cause or permit any Subsidiary to, Transfer, or agree or otherwise commit to Transfer, any of its assets with a fair market value of greater than $15,000,000, in the aggregate during the term of this Agreement, (“Asset Sale”) except:

(a)    the Borrower or a Subsidiary shall lease Systems or other transmission and distribution assets and related assets pursuant to a Lease to which the Borrower or a Subsidiary thereof is a party;

(b)    (i) each Project Finance Subsidiary of the Borrower may Transfer its assets to the Borrower or its Wholly-Owned Subsidiaries in accordance with Section 7.9(b); and (ii) the Borrower may Transfer, or suffer the Transfer of, its ownership interests in a Project Finance Subsidiary and such Project Finance Subsidiary may Transfer, or suffer the Transfer of its assets, in each case in connection with and pursuant to the exercise of remedies under the documentation governing Non-Recourse Debt incurred by such Project Finance Subsidiary;

(c)    Asset Sales (i) among the Borrower and Subsidiary Guarantors (or a subset thereof), (ii) among Subsidiaries that are not Subsidiary Guarantors and (iii) from Subsidiaries to the Borrower or a Subsidiary Guarantor;

(d)    in connection with an acquisition that is not prohibited under this Agreement, (i) Asset Sales of operating assets and related assets to a Qualified Lessee and (ii) Asset Sales that are not electric transmission or distribution assets, in each case (x) which are, in the aggregate, not material in relation to the assets acquired and (y) upon fair and reasonable terms no less favorable to such Person than would be obtained in a comparable arms-length transaction with a Person not an Affiliate;

(e)    Permitted Liens;

(f)    Investments permitted by Section 8.7, transactions permitted by Section 8.2 and Distributions permitted by Section 8.9;

(g)    Asset Sales consisting of goods and inventory from the Borrower or any Subsidiary to a Qualified Lessee at cost or on such other terms as may be approved by a majority of the board of directors (or comparable governing body) of InfraREIT or an Affiliate thereof who are “independent” (as such term is defined pursuant to the rules of the primary exchange on which the Capital Stock of InfraREIT or such Affiliate is listed for trading), or a majority of the “independent” members of a committee of any such board of directors (or comparable governing body); and

(h)    Asset Sales of assets that are obsolete or no longer used or useful in such Person’s business.

8.11    Sale or Discount of Receivables. The Borrower will not nor will it cause or permit any Subsidiary to sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

8.12    Amendments to Organizational Documents. The Borrower will not nor will it cause or permit any of its Subsidiaries to, and shall use commercially reasonable efforts not to permit any Qualified Lessee or any of its Subsidiaries to, amend, supplement, terminate, replace or waive any provision of its operating agreement or other organization documents after the Closing Date. Notwithstanding, this Section 8.12, the Borrower, its Subsidiaries, any Qualified Lessee and its Subsidiaries may amend their respective operating agreement or similar organizational documents as may be required to facilitate or implement any of the following:

(a)    reflect (i) the contribution of any new capital or additional capital by new or existing members or partners of such Person, (ii) the addition of new members or partners of such Person, or (iii) any adjustment, termination, reduction or redemption of equity interests of its members or partners or the issuance of additional equity interests in such Person; provided, that after giving effect to any such changes, no Event of Default would exist under Sections 8.8, 9(n) or 9(o);

(b)    to reflect a change that does not adversely affect TDC, the Administrative Agent or the Lenders in any material respect, or to cure any ambiguity, or correct or supplement any provision, not inconsistent with law or with the provisions of this Agreement;

(c)    to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(d)    to take actions to avoid any material adverse consequences to such Person as a result of any change in law or interpretation of law applicable to a Person subject to regulation by the PUCT and FERC; and

(e)    to effect the dissolution, liquidation, merger, or consolidation of any Person that is otherwise not prohibited under this Agreement.

The Borrower will provide prompt notice to the Administrative Agent upon taking any such action under the foregoing sentence of this Section 8.12.

8.13    Sale and Lease-Back. Except for the System Leases, the CREZ Lease and any other Lease, the Borrower will not, nor will it cause or permit any Subsidiary to, enter into any arrangement providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be Transferred by the Borrower or such Subsidiary to a lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Borrower or any Subsidiary.

8.14    ERISA Compliance.

(a)    Relationship of Vested Benefits to Plan Assets. No Loan Party or ERISA Affiliate will permit any Plan to be “at risk” within the meaning of Section 303 of ERISA to the extent such action could reasonably be expected to result in a Material Adverse Effect. The Loan Parties and their ERISA Affiliates will not incur Withdrawal Liabilities (and will not become subject to contingent Withdrawal Liabilities) in respect of Multiemployer Plans that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)    Valuations. For the purposes of clause (a) above, all assumptions and methods used to determine the actuarial valuation of vested and unvested employee benefits under any Plan at any time maintained by a Loan Party or any ERISA Affiliate and the present value of assets of any such Plan shall be reasonably consistent with those determinations made for purposes of Section 6.13 and shall comply with all requirements of law.

(c)    Prohibited Actions. Neither the Loan Parties nor any ERISA Affiliate, nor any Plan at any time maintained by any Loan Party or ERISA Affiliate, will:

(i)    engage in any action that could reasonably be expected to cause any transaction contemplated hereunder to result in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code);

(ii)    fail to meet the minimum funding standards of Section 302 of ERISA or Sections 412 and 430 of the Code, or seek or obtain a waiver thereof, or fail to make any required contribution to a Multiemployer Plan; or

(iii)    terminate any such Plan in a manner which could result in the imposition of a Lien on the property of the Borrower or any other Loan Party or ERISA Affiliate pursuant to Section 4068 of ERISA that could reasonably be expected to result in a Material Adverse Effect.

8.15    No Margin Stock. Anything herein contained to the contrary notwithstanding, the Borrower will not, nor will it permit any Subsidiary to, make or authorize any investment in, or otherwise purchase or carry, any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States) that violates the provisions, or for any purpose that violates the provisions, of Regulation U of the Board of Governors of the Federal Reserve System of the United States.

8.16    Material Project Documents.

(a)    The Borrower will not, and will not permit any Subsidiary to, amend, modify, supplement, replace, terminate or waive any provision of any Lease (other than an Immaterial Lease) to which the Borrower or such Subsidiary is party, or consent to any amendment, modification, supplement, replacement, termination or waiver of any such Lease (other than an Immaterial Lease), other than (y) amendments, modifications, supplements, replacements or waivers that do not cause such Lease (or its replacement) to be less favorable to the Borrower, taken as a whole, in any material respect and (z) terminations of any such Lease if the Borrower or such Subsidiary enters into a replacement Lease within 90 days of such termination, so long as (A) such replacement Lease contains then-prevailing market terms and (B) the Borrower reasonably believes that it will be in compliance with Section 7.11 as of the commencement date of such replacement Lease.

(b)    The Borrower shall use commercially reasonable efforts to ensure that no Specified Qualified Lessee enters into any lease of transmission or distribution facilities other than (i) the Leases (including maintaining or entering into new Leases or replacement Leases and amending or modifying Leases to the extent not prohibited under this Agreement) and (ii) any other leases consented to by Required Lenders.

8.17    Regulation.

(a)    The Borrower shall not be or become, and shall use commercially reasonable efforts not to permit any Specified Qualified Lessee to be or become, subject to FERC jurisdiction as a public utility under the FPA; provided, however, that the Borrower shall not be in default of the forgoing negative covenant if the Borrower or any Specified Qualified Lessee becomes subject to FERC jurisdiction under the FPA solely as a result of a change to the FPA or in FERC’s interpretation thereof or regulations thereunder, if the Borrower or any Specified Qualified Lessee takes all necessary actions to comply with applicable FERC requirements and the operation of the System is uninterrupted; and

(b)    The Borrower shall not, and shall use commercially reasonable efforts to cause any Specified Qualified Lessee not to, violate in any material respect any regulation or order of the Public Utility Commission of Texas applicable to it.

(c)    None of the Borrower nor any Specified Qualified Lessee shall own, operate or control any electrical generating, transmitting or distribution facility, nor effect or control any sale of electricity, outside of the ERCOT balancing area authority except (i) as permitted by FERC, as set forth in its declaratory order issued in Docket No. EL07-93-000 or (ii) interconnected transmission or distribution assets or systems located substantially in the State of Texas or deriving a majority of their revenue from customers within the State of Texas.

8.18    Swaps. The Borrower will not, nor will it permit any Subsidiary (other than Project Finance Subsidiaries of the Borrower) to, enter into any Swap Contracts, except that the Borrower may enter into Swap Contracts solely to hedge interest rate risk and not for speculative purposes.

8.19    Additional Financial Covenants.

If the Borrower shall at any time enter into one or more agreements pursuant to which Indebtedness in an aggregate principal amount greater than $25,000,000 shall be outstanding and such agreement contains one or more financial covenants which are more restrictive on the Borrower and its Subsidiaries than the financial covenants contained in Section 7.11 of this Agreement, then such more restrictive financial covenants and any related definitions (the “Additional Financial Covenants”) shall automatically be deemed to be incorporated into Section 7.11 of this Agreement by reference from the time such other agreement becomes binding upon the Borrower until such time as such other Indebtedness is repaid in full and all commitments related thereto are terminated; provided, that if at the time of any such repayment or the termination of any such commitment a Default or Event of Default shall exist under this Agreement, then such Additional Financial Covenants shall continue in full force and effect under this Agreement so long as such Default or Event of Default continues to exist. So long as such Additional Financial Covenants shall be in effect, no modification or waiver of such Additional Financial Covenants shall be effective unless the Required Lenders shall have consented thereto pursuant to Section 12.12 hereof. Promptly but in no event more than 5 Business Days following the execution of any agreement providing for Additional Financial Covenants, the Borrower shall furnish Administrative Agent with a copy of such agreement. Upon written request of the Required Lenders, the Borrower will enter into an amendment to this Agreement pursuant to which this Agreement will be formally amended to incorporate the Additional Financial Covenants on the terms set forth herein.

8.20    Burdensome Agreements. The Borrower will not enter into or permit any Subsidiary Guarantor or Subsidiary of a Subsidiary Guarantor to enter into any Contractual Obligation that limits the right (a) of such Subsidiary to make Distributions to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to the Borrower or any Subsidiary Guarantor, (b) of any Subsidiary of the Borrower to guarantee the Indebtedness of the Borrower or (c) of the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist Liens on property of such Person, in each case except for (i) restrictions arising under Applicable Law, (ii) customary restrictions and conditions contained in any agreement relating to the sale or other disposition of assets not prohibited under this Agreement pending the consummation of such sale or other disposition, (iii) this Agreement, the other Credit Documents, Permitted Liens (other than Liens permitted under Section 8.5(l)), any document or instrument evidencing or granting any such Permitted Liens; (iv) any Contractual Obligation relating to Indebtedness permitted pursuant to Section 8.6 (including Liens permitted pursuant to Section 8.5) to the extent, in the good faith judgment of the Borrower, such limitations and requirements described in clauses (a), (b) or (c) above (x) are on customary market terms for Indebtedness of such type at the time entered into, so long as the Borrower has determined in good faith that such restrictions would not reasonably be expected to impair in any material respect the ability of the Loan Parties to meet their ongoing payment obligations under the Credit Documents, or (y) are not materially more restrictive, taken as a whole with respect to the Borrower and the Subsidiaries than the restrictions in the Credit Documents, (v) with respect to clause (c), any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.6(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and (vi) non-assignment provisions in franchise agreements, licenses, easements, leases, indemnities or other agreements (other than any System Leases).

SECTION 9.    EVENTS OF DEFAULT.

If any of the following conditions or events (each, an “Event of Default”) shall occur and be continuing:

(a)    the Borrower defaults in the payment of any principal on any Term Loan or Promissory Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)    the Borrower defaults in the payment of any interest on any Term Loan or Promissory Note, fees or other amounts for more than five days after the same becomes due and payable; or

(c)    the Borrower defaults in the performance of or compliance with any term contained in Section 7.1(f), Section 7.11 or Section 8; or

(d)    the Borrower defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 9(a), (b) and (c)) or in any other Credit Document (other than those referred to in another paragraph of this Section 9) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Borrower receiving written notice of such default from the Collateral Agent or Administrative Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 9(d)); or

(e)    any representation or warranty made in writing by or on behalf of the Borrower or by any officer of the Borrower in this Agreement or any other Credit Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)    with respect to any Lease to which the Borrower or a Subsidiary thereof is a party (other than Immaterial Leases), (i) any such Lease is declared to be null and void or is otherwise unenforceable, or any party thereto claims that any such agreement is unenforceable (unless, within 90 days after such declaration or claim, replaced by a Lease that complies with the provisions of Section 8.16), (ii) one or more payment defaults in an amount in excess of $10,000,000 in the aggregate occurs across all such Leases, after giving effect to any cure periods specified therefor or (iii) any default or event of default (other than those referred to in clause (i) or (ii) of this Section 9(f)) occurs under any such Lease that could reasonably be expected to have a Material Adverse Effect and such failure continues for more than 90 days; or

(g)    (i) the Certificate of Convenience and Necessity (#30192, #30026, #30114 and #30191) issued or transferred by the Public Utility Commission of Texas to Sharyland is terminated without being timely replaced, revoked or otherwise is not in effect; or (ii) except as could not reasonably be expected to result in a Material Adverse Effect, any other Required Permit is terminated without being timely replaced (if such terminated Permit continues to be a Required Permit), revoked or otherwise is not in effect; provided, however, that the termination without immediate renewal of any franchise agreement pursuant to which the Qualified Lessee operating the applicable portion of the System is authorized to operate the System and collect fees for services shall not constitute an Event of Default if the parties to the franchise agreement continue to perform in accordance with the terms of such agreement notwithstanding the termination; or

(h)    any Security Document or any other security document entered into pursuant to Section 7.9 ceases to give the Collateral Agent perfected first priority Liens (subject to Permitted Liens) purported to be created thereby in a material portion of the Collateral, taken as a whole, for any reason other than as expressly permitted hereunder or thereunder (including by amendment, waiver and/or consent granted in accordance with the terms hereunder or thereunder) or satisfaction in full of the Obligations under the Credit Documents; or any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including by amendment, waiver and/or consent granted in accordance with the terms hereunder or thereunder) or satisfaction in full of all the Obligations under the Credit Documents, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Credit Document; or any Loan Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document, other than, for each of the foregoing, as expressly permitted hereunder or thereunder (including by amendment, waiver and/or consent granted in accordance with the terms hereunder or thereunder) or satisfaction in full of the Obligations under the Credit Documents; or

(i)    without limiting clause (h), (i) the Borrower or any Qualified Lessee is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least the Threshold Amount applicable to it beyond any period of grace provided with respect thereto, or (ii) the Borrower or any Qualified Lessee is in default in the performance of or compliance with any term of any evidence of any Indebtedness (including any mortgage, indenture or other agreement relating thereto), which Indebtedness, in the case of the Borrower, is in an aggregate outstanding principal amount of at least $10,000,000 or, in the case of any Qualified Lessee, is in an amount that could reasonably be expected to result in a Material Adverse Effect, and as a consequence of such default or condition one or more Persons are entitled to declare such Indebtedness to be due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), Indebtedness of the Borrower in an aggregate outstanding principal amount of at least $10,000,000 has become or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iv) a default or an event of default occurs under any Note Purchase Agreement, and such failure continues beyond any period of grace provided with respect thereto and has not otherwise been waived; or

(j)    the Borrower or any Qualified Lessee (other than a Qualified Lessee that is a lessee solely under Immaterial Leases) (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it or, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(k)    a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Borrower, any Subsidiary or any Qualified Lessee (other than a Qualified Lessee that is a lessee solely under Immaterial Leases), a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any such Person or any such petition shall be filed against any such Person and such petition shall not be dismissed within 60 days; or

(l)    a final judgment or judgments for the payment of money aggregating in excess of the applicable Threshold Amount are rendered against the Borrower or, any Qualified Lessee (other than a Qualified Lessee that is a lessee solely under Immaterial Leases), other than, in each case, judgments payable by the Borrower or such Qualified Lessee, if applicable, rendered in connection with condemnations in favor thereof, and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(m)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Loan Party or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) any Plan shall be “at-risk” within the meaning of Section 303 of ERISA as of the last day of any calendar year, (iv) any Loan Party or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA) or Sections 401(a)(29), 412 or 430(k) of the Code, (v) any Loan Party or any ERISA Affiliate receives any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of section 4245 of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (vi) the Borrower establishes or amends any employee welfare benefit plan (as defined in Section 3 of ERISA) that provides post-employment welfare benefits in a manner that would increase the liability of the Borrower thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(n)    Hunt Family Members cease to Control Sharyland, or any Person other than a Qualified Lessee shall be the lessee under any lease with respect to the System; or

(o)    InfraREIT Partners shall cease to own or control, directly or indirectly, 90% of the outstanding equity interest of the Borrower; or

(p)    the Borrower defaults in the performance of or compliance with Section 7.10(b),

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (j) above or paragraph (k) above, in each case with respect to the Borrower, automatically the Term Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Credit Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Credit Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 10.    DEFINITIONS.

10.1    Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“2009 Financing Documents” shall mean, collectively, the 2009 Note Purchase Agreement and the 2029 Notes.

“2009 Note Purchase Agreement” shall mean the Amended and Restated Note Purchase Agreement, dated September 14, 2010, among the Borrower and the holders of the Borrower’s 2029 Notes issued thereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“2010 Financing Documents” shall mean, collectively, the 2010 Note Purchase Agreement and the 2030 Notes.

“2010 Note Purchase Agreement” shall mean the Amended and Restated Note Purchase Agreement, dated as of July 13, 2010, among the Borrower and the holders of the Borrower’s 2030 Notes issued thereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“2015 Financing Documents” shall mean, collectively, the 2015 Note Purchase Agreement, the 2025 Notes and the 2026 Notes.

“2015 Note Purchase Agreement” shall mean the Note Purchase Agreement, dated as of December 3, 2015, among the Borrower and the holders of the Borrower’s 2025 and 2026 Notes issued thereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“2025 Notes” shall mean 3.86% Senior Notes due December 3, 2025 of the Borrower.

“2026 Notes” shall mean 3.86% Senior Notes due January 14, 2026 of the Borrower.

“2029 Notes” shall mean 7.25% Senior Notes due December 30, 2029 of the Borrower.

“2030 Notes” shall mean 6.47% Senior Notes due December 30, 2030 of the Borrower.

“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate for a one month Interest Period in effect on such day plus 1%. Any change in ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“ABR Loans” shall mean Term Loans the rate of interest applicable to which is based upon ABR.

“Act” shall have the meaning provided in Section 12.9.

“Additional Financial Covenant” shall have the meaning provided in Section 8.19.

“Administrative Agent” shall mean CIBC, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, together with any of its successors.

“Administrative Agent Fee Letter” shall mean the Administrative Agent Fee Letter dated as of May 17, 2017 between the Borrower and the Administrative Agent.

“Affected Loan” shall have the meaning provided in Section 4.2(b).

“Affiliate” shall mean, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person.

“Agreement” shall have the meaning provided in the preamble.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” shall mean as to any Person, any local, state or federal law, regulation, rule, ordinances or determination, interpretation or order of an arbitrator or a court or other Governmental Authority, and any Required Permit, in each case applicable to or binding upon such Person or any of its properties or its business or to which such Person or any of its properties or its business is subject.

“Applicable Margin” shall mean 0.25%, in the case of ABR Loans, and 1.25%, in the case of Eurodollar Loans.

“Arrangers” shall mean, collectively, CIBC and Mizuho, as joint lead arrangers and joint bookrunners of the Term Commitments.

“Asset Sale” shall have the meaning set forth in Section 8.10.

“Assignment Agreement” shall mean an agreement substantially in the form of Exhibit A.

“Attributable Indebtedness” shall mean, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Authorized Officer” shall mean any senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower, in each case to the extent reasonably acceptable to the Administrative Agent.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Materials” shall have the meaning specified in Section 7.1.

“Borrower Party” shall mean the Borrower and each Subsidiary Guarantor.

“Borrowing” shall mean the incurrence of a Term Loan by the Borrower from all of the Lenders having Term Commitments thereunder on a pro rata basis on a given date (or resulting from conversions on a given date), having, in the case of Eurodollar Loans, the same Interest Period; provided that ABR Loans incurred pursuant to Section 1.9 shall be considered part of any related Borrowing of Eurodollar Loans.

“Borrowing Date” shall mean the Business Day specified by the Borrower as the date on which the Borrower requests the relevant Lenders to make Term Loans hereunder.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Capital Lease” shall mean, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation, patronage capital or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Cash Flow” shall mean, for any period, the sum of the following (without duplication): (i) all cash paid to the Borrower during such period under the System Leases, (ii) all cash distributions received by the Borrower from Project Finance Subsidiaries of the Borrower during such period, (iii) all interest and investment earnings, if any, paid to the Borrower during such period on amounts on deposit in the account created under the Deposit Agreement, (iv) revenues, if any, received by or on behalf of the Borrower during such period under any insurance policy as business interruption insurance proceeds, and (v) direct cash equity investments made by Holdings in the Borrower (excluding equity contributed to a Project Finance Subsidiary) in an amount not greater than the amount necessary to cause the Borrower to be in compliance with the financial covenants set forth in Section 7.11(b) for such period (each such an investment, an “Equity Cure”); provided, however, that during any period of four consecutive fiscal quarters, “Cash Flow” shall include an Equity Cure in no more than two of such quarters.

“Cash Flow Available for Debt Service” for any period, shall mean (i) Cash Flow received during such period minus (ii) (A) all O&M Costs paid during such period and (B) if an Equity Cure has been made with respect to any fiscal quarter for which Cash Flow Available for Debt Service is calculated, the lesser of (x) the aggregate amount of such Equity Cure for such period and (y) the aggregate amount of cash distributions paid by the Borrower during such period.

“CIBC” shall mean Canadian Imperial Bank of Commerce, New York Branch.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 5 shall have been satisfied, which date is June 5, 2017.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” shall mean all of the Collateral as defined in each of the Security Documents.

“Collateral Agency Agreement” shall mean the Second Amended and Restated Collateral Agency Agreement, dated as of December 10, 2014, as amended by the First Amendment and Direction, dated as of September 28, 2015 and the Second Amendment and Direction, dated as of July 7, 2016, among the Collateral Agent, the Borrower and the holders (or agents thereof) of Permitted Secured Indebtedness from time to time party thereto (as may be further amended, restated, amended and restated, supplemented, joined or otherwise modified from time to time).

“Collateral Agent” shall mean The Bank of New York Mellon Trust Company, N.A., a national association, acting in its capacity as collateral agent for itself and the other Secured Parties, or its successors in such capacity appointed pursuant to the terms of the Collateral Agency Agreement.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Plant” shall mean, with respect to any Person, as of the date of determination, the net plant set forth on the face of the consolidated balance sheet of such Person or absent such amount on the consolidated balance sheet, the total plant of such Person on a consolidated basis minus accumulated depreciation as set forth in the footnotes of the consolidated financial statements, in each case, for the fiscal quarter ended on the date of the last financial statements delivered pursuant to Section 7.1.

“Consolidated Net Worth” shall mean at any date, the sum of all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries (and, if positive, of Sharyland and its consolidated Subsidiaries) under stockholders’ equity at such date, plus minority interests, as determined in accordance with GAAP minus any stockholders equity attributable to any Project Finance Subsidiary, provided, however, that any effects resulting from SFAS 158 shall be excluded for purposes of the calculation of Consolidated Net Worth.

“Consolidated Qualified Lessee” shall mean any Qualified Lessee that is consolidated into the financial statements of another Qualified Lessee.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Credit Documents” shall mean this Agreement, the Promissory Notes, the Security Documents, the Subsidiary Guaranties and the Fee Letters and any amendment, waiver, supplement or other modification to any of the foregoing.

“Credit Party” shall mean the Administrative Agent or any other Lender, as applicable.

“CREZ Lease” shall mean the Third Amended and Restated Lease Agreement (CREZ Assets), dated as of December 4, 2015, between Borrower, as lessor, and Sharyland, as lessee, as such lease may be amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 7.10(b) and/or 8.16 of this Agreement, as applicable.

“Debt Service” shall mean, for any period, the aggregate (without duplication) of (i) all amounts of interest on the Term Loans and in respect of other Indebtedness of the Borrower required to be paid during such period, plus (ii) all amounts of principal on the Term Loans and in respect of other Indebtedness of the Borrower required to be paid during such period, excluding any optional prepayments of principal during such period, plus (iii) all other premiums, fees, costs, charges, expenses and indemnities due and payable to the Administrative Agent or the other Secured Parties and holders of other Indebtedness of the Borrower or and agents acting on their behalf during such period; provided, however, that for purposes of calculating the Debt Service Coverage Ratio, the Debt Service shall exclude Non-Recourse Debt of a Project Finance Subsidiary.

“Debt Service Coverage Ratio” shall mean, for each period of four most recent consecutive fiscal quarters, the quotient of (i) Cash Flow Available for Debt Service for such period to (ii) Debt Service for such period. If, during any period, the Borrower and/or any Subsidiary enters into a transaction or series of related transactions not prohibited by this Agreement (including by waiver, consent or amendment given or made in accordance with Section 12.12) pursuant to which the Borrower and/or any Subsidiary acquires or disposes of any assets with a fair market value greater than $1,000,000, the Debt Service Coverage Ratio shall be calculated on a pro forma basis after giving effect to such transaction or series of related transactions as a whole (including any related incurrence, repayment or assumption of Indebtedness), and such transaction or series of related transactions (including any related incurrence, repayment or assumption of Indebtedness) shall be deemed to have occurred as of the first day of the applicable period.

“Deed of Trust” shall mean (i) the Amended and Restated First Lien Deed of Trust, Security Agreement and Fixture Filing (Texas) and each First Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Texas) by and from the Borrower, as grantor, to Peter M. Oxman, as trustee, for the benefit of the Collateral Agent and the other Secured Parties, dated as of July 13, 2010, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time and (ii) each other deed of trust by and from the Borrower, as grantor, for the benefit of the Collateral Agent and the other Secured Parties entered into from time to time.

“Default” shall mean any event or condition which would, with lapse of time or giving of notice or both, become an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Term Loan or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has become the subject of a Bankruptcy Event or (d) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Deposit Agreement” shall mean that certain Amended and Restated Deposit Account Control Agreement, dated as of December 10, 2014, by and among the Borrower, The Bank of New York Mellon Trust Company, N.A. and Bank of America, N.A.

“Depositary” shall mean Bank of America, N.A.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanction (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Development Agreement” shall mean that certain Development Agreement to be entered into among Hunt Transmission Services, L.L.C., Sharyland, InfraREIT and/or InfraREIT Partners in connection with one or more New Projects, a copy of which has been provided to the Lenders, pursuant to which Hunt Transmission Services, L.L.C. has granted InfraREIT a right of first offer related to the New Projects identified therein, as amended from time to time in accordance with its terms.

“Distribution” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law formerly, now or hereafter in effect and in each case as amended, including, without limitation, any judicial or administrative order, consent decree or judgment, relating to the environment, including but not limited to Hazardous Materials.

“ERCOT” shall mean Electric Reliability Council of Texas or any successor thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean (a) any entity, whether or not incorporated, that is under common control with a Loan Party within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a Loan Party is a member; (c) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a Loan Party is a member; and (d) with respect to any Loan Party, any member of an affiliated service group within the meaning of Section 414 (m) or (o) of the Code of which that Loan Party, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of the maximum reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such board) maintained by a member bank of such Federal Reserve System.

“Eurodollar Base Rate” shall mean, with respect to any Eurodollar Borrowing, the Eurodollar Screen Rate at the Specified Time on the Quotation Day for such Interest Period; provided that if the Eurodollar Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurodollar Base Rate shall be the Interpolated Rate.

“Eurodollar Loans” shall mean Term Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Screen Rate” shall mean, for any day and time, with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period as displayed on such day and time on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the Eurodollar Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Eurodollar Tranche” shall mean the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Term Loans shall originally have been made on the same day).

“Event of Default” shall have the meaning provided in Section 9.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Commitment (other than pursuant to an assignment request by the Borrower under Section 1.14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Term Loan or Term Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 4.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” shall mean Indebtedness evidenced by the Revolving Credit Agreement, the 2015 Financing Documents, the 2010 Financing Documents, the 2009 Financing Documents and the Fixed Rate Note Financing Documents.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any law, regulation, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” shall mean the Term Loan Fee Letter and the Administrative Agent Fee Letter.

“Fees” shall mean all amounts payable pursuant to any Fee Letter, or referred to in, Section 4.4 or Section 5(h).

“FERC” shall mean the Federal Energy Regulatory Commission, or any successor agency to its duties and responsibilities.

“Financing Documents” shall mean, collectively, the Credit Documents, the Revolving Credit Agreement, the Fixed Rate Note Credit Agreement and the Note Purchase Agreements.

“Fixed Rate Notes” shall mean the 5.04% Fixed Rate Notes due June 20, 2018 issued under the Fixed Rate Notes Credit Agreement.

“Fixed Rate Note Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of December 3, 2015, among Sharyland Projects L.L.C., predecessor in interest to the Borrower, as the borrower thereunder and the Fixed Rate Note Holders (as defined therein) party thereto (as may be further amended, restated, amended and restated, supplemented, joined or otherwise modified from time to time).

“Fixed Rate Note Financing Documents” shall mean, collectively, the Fixed Rate Note Credit Agreement and the Fixed Rate Notes.

“Force Majeure Event” shall mean any claim of force majeure by any Person under any Material Project Document, which would allow such Person to avoid all or any material part of its obligations thereunder and any other fire, explosion, accident, strike, slowdown or stoppage, lockout or other labor dispute (whether pending or, to the Borrower’s knowledge threatened), drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), that could reasonably be expected to result in a Material Adverse Effect.

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower that is not organized under the laws of the United States, any state thereof or the District of Columbia.

“FPA” shall mean the Federal Power Act, 16 U.S.C. §§791 et seq., as amended, and the regulations of the FERC thereunder.

“Funding Office” shall mean the office of the Administrative Agent specified in Section 12.3 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, ratios, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Administrative Agent, all financial covenants, ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of a Person shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

“Governmental Authority” shall mean

(a)	the government of:

(i)	the United States of America or any State or other political subdivision thereof, or

(ii)	any other jurisdiction in which the Borrower conducts all or any part of its business, or which asserts jurisdiction over any properties of the Borrower, or

(b)	any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of, or pertaining to, any such government, or

(c)	ERCOT, or

(d)	the Texas Regional Entity.

“Governmental Entity” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GS Project Entity” shall mean GS Project Entity, L.L.C., a Project Finance Subsidiary.

“Guaranty” shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)    to purchase such Indebtedness or any property constituting security therefor;

(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness;

(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of any other Person to make payment of the Indebtedness; or

(d)    otherwise to assure the owner of such Indebtedness against loss in respect thereof.

The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (or, if less, the maximum amount for which such Guaranty is made) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” shall mean any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any Applicable Law including, but not limited to, asbestos, urea formaldehyde foam insulation, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Holdings” shall have the meaning provided in the preamble.

“Hunt Family Members” shall mean (i) Ray L. Hunt; (ii) the spouse of Ray L. Hunt and each of his children and siblings; (iii) the spouse and lineal descendants of any Person identified in the foregoing clause (ii); (iv) any trust or account primarily for the benefit of any Person or Persons identified in the foregoing clauses (i), (ii) or (iii); (v) any corporation, partnership or other entity in which any of the Persons identified in the foregoing clauses (i), (ii), (iii) or (iv) are the beneficial owners of and Control substantially all of the shares of capital stock, membership interests, partnership interests or other equity interests and options or warrants to acquire, or securities convertible into, capital stock, membership interests, partnership interests or other equity securities of an entity; and (vi) the personal representative or guardian of any of the Persons identified in the foregoing clauses (i), (ii) and (iii) upon such Person’s death for purposes of the administration of such Person’s estate or upon such Person’s disability or incompetency for purposes of the protection and management of the assets of such Person.

“ICA” shall have the meaning provided in Section 6.17.

“Immaterial Leases” shall mean Leases pursuant to which the Borrower recognized revenue, in the aggregate, that constituted 10% or less of the total consolidated revenue of the Borrower and its Subsidiaries (other than Project Finance Subsidiaries) as set forth on the face of the consolidated statements of operations for the four consecutive fiscal quarter periods that ended on the date of the last financial statements delivered pursuant to Section 7.1 prior to the date on which the determination of whether such Lease falls within the scope of this definition is required to be made under the Credit Documents.

“Impacted Interest Period” shall have the meaning provided in the definition of “Eurodollar Base Rate”

“Indebtedness” shall mean, with respect to any Person, at any time, without duplication, (a) its liabilities for borrowed money and its redemption obligations in respect of Preferred Stock that is mandatorily redeemable prior to the date that is 91 days after the Maturity Date; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases; provided, however, that for purposes of this definition (including with respect to clauses (i) and (ii) hereof), the System Leases, any other Lease and any similar lease shall not be treated as a capital lease; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); provided, however, that for purposes of this definition, any surety bonds or indemnification agreements entered into by any Qualified Lessee (with respect to which the Borrower or a subsidiary thereof has a reimbursement or backstop obligation) in connection with condemnation proceedings shall be excluded; (f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof. Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any Capital Lease or Synthetic Lease obligation (in each case, to the extent the same is considered Indebtedness hereunder) as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Party under any Credit Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Information” shall mean all information other than the financial projections relating to the transactions contemplated hereby that has been or will be made available to the Lenders.

“InfraREIT” shall mean InfraREIT, Inc., a Maryland corporation and any successor thereto.

“InfraREIT Partners” shall mean InfraREIT Partners, LP, a Delaware limited partnership.

“Interest Payment Date” shall mean (a) as to any ABR Loans, the last day of each March, June, September and December to occur while such Term Loan is outstanding and the final maturity date of such Term Loan, (b) as to any Eurodollar Loans having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loans having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Term Loan (other than any Term Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period” shall mean as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders, twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders, twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

1.    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

2.    the Borrower may not select an Interest Period that would extend beyond the Maturity Date;

3.    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

4.    the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Term Loan;

provided, further, that if the Borrower does not make an Interest Period election prior to the time indicated in the foregoing clause (b), then the Borrower shall be deemed to have elected an Interest Period of one month.

“Interpolated Rate” shall mean, at any time, the rate per annum (rounded to the same number of decimal places as the Eurodollar Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurodollar Screen Rate (for the longest period for which that Eurodollar Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Eurodollar Screen Rate (for the shortest period for which that Eurodollar Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the Eurodollar Screen Rate is available, the Eurodollar Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investment Grade Credit Rating” shall mean with respect to any Person, a rating of the long-term unsecured debt securities of such Person (or if such rating is unavailable, issuer rating) equal to or higher than (1) “BBB-” (or the equivalent) with a stable or better outlook by Standard & Poor’s Financial Services LLC, or (2) “Baa3” (or the equivalent) with a stable or better outlook by Moody’s Corporation; provided, that if such Person has a rating from both Standard & Poor’s Financial Services LLC and Moody’s Corporation, then the applicable rating shall be deemed to be the lower of the two.

“Investments” shall have the meaning given to it in Section 8.7.

“IRS” shall mean the United States Internal Revenue Service.

“Leased Consolidated Net Plant” shall mean that portion of the Consolidated Net Plant of the lessor of a Lease between such lessor and a Qualified Lessee that is the subject of such Lease.

“Leasehold” of any Person, shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Leases” shall mean (i) the System Leases, the CREZ Lease and any other leases of transmission and distribution and related assets to a Qualified Lessee under which the Borrower or any Subsidiary of the Borrower is a party as a lessor, and (ii) any lease of transmission and distribution and related assets pursuant to which Sharyland is the lessee and a Subsidiary of Sharyland or another Person Controlled by one or more Hunt Family Members is the lessor; provided, no such lease will qualify as a “Lease” hereunder if each of the three following criteria apply: (x) Sharyland is the lessee, (y) cash rental payments have become due and payable pursuant thereto and (z) none of the Borrower, a Subsidiary of the Borrower or a Subsidiary of Sharyland is the lessor.

“Lender” shall have the meaning defined in the preamble hereto.

“Lender Affiliate” shall mean (a) any Affiliate of any Lender and (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in a commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lien” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest, or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person, in each case in the nature of a security interest of any kind whatsoever.

“Loan Party” shall mean the Borrower and each Subsidiary that is a party to a Credit Document, as applicable.

“Material Adverse Effect” shall mean a material adverse effect upon and/or material adverse developments with respect to (a) the operations, business, assets, properties, liabilities or financial condition of the Borrower and its Subsidiaries (taken as a whole), (b) the ability of the Borrower and the Subsidiary Guarantors (taken as a whole) to perform their obligations under the Credit Documents, (c) the legality, validity or enforceability of any material provision of this Agreement or any other Credit Document, (d) the rights or remedies of the Administrative Agent or the Lenders under the Credit Documents or (e) the validity, perfection or priority of the Collateral Agent’s Liens on any material Collateral.

“Material Project Document” shall mean (i) any contract or agreement that is related to the ownership, operation, management service, maintenance, repair or use of the System entered into by the Borrower or any Subsidiary subsequent to the Closing Date that involves full payments or obligations of Borrower or any Subsidiary in excess of $5,000,000 in any calendar year, and (ii) System Leases, but shall exclude any documents subject to Section 8.12 herein.

“Maturity Date” shall mean June 5, 2020.

“McAllen Lease” shall mean the Third Amended and Restated Master System Lease Agreement (McAllen System), dated December 1, 2014 between the Borrower, as lessor, and Sharyland, as lessee, as such lease may be amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 7.10(b) and/or 8.16 of this Agreement, as applicable.

“Minimum Amount” shall mean $500,000 or a whole multiple of $100,000 in excess thereof.

“Mizuho” shall mean Mizuho Bank, Ltd.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, in connection with the incurrence or issuance of any Indebtedness, the cash proceeds received from such issuance, net of attorney’s fees, investment banking fees, accountants’ fees, discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Project” shall mean any transmission or distribution project, including any such project acquired or built by a Project Finance Subsidiary, any “New Project” or “Footprint Project” (as defined in the Leases) that the Borrower or a Subsidiary of the Borrower funds pursuant to a Lease and any such project that InfraREIT or a Subsidiary thereof acquires pursuant to the Development Agreement.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-Recourse Debt” shall mean Indebtedness of a Project Finance Subsidiary or a Subsidiary of Sharyland, as the case may be, that, if secured, is secured solely by a pledge of collateral owned by such Project Finance Subsidiary or such Subsidiary of Sharyland, as the case may be, and the Capital Stock in such Project Finance Subsidiary or such Subsidiary of Sharyland, as the case may be, and for which no Person other than such Project Finance Subsidiary or such Subsidiary of Sharyland, as the case may be, is personally liable.

“Non-U.S. Lender” shall mean a Lender that is not a U.S. Person.

“Note Purchase Agreements” shall mean, collectively, the 2009 Note Purchase Agreement, the 2010 Note Purchase Agreement and the 2015 Note Purchase Agreement.

“Notice Office” shall mean the office of the Administrative Agent at 300 Madison Avenue, 5th Floor, New York, NY 10017 or such other office as the Administrative Agent may designate to the Borrower from time to time.

“O&M Costs” shall mean actual cash management and operation costs of the Borrower, taxes payable by the Borrower, insurance premiums, consumables, fees and expenses of, and other amounts owing to, the Administrative Agent, the Collateral Agent and the Depositary, and other costs and expenses in connection with the management or operation of the Borrower, but exclusive in all cases of (a) non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, (b) all other payments of Debt Service, (c) costs of repair or replacement paid with insurance proceeds and (d) development costs related to any Project Finance Subsidiary.

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loans, and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Contracts or Specified Cash Management Contracts, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document, any Specified Swap Contracts or any Specified Cash Management Contracts whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Connection Taxes” shall mean with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 1.14).

“Participant Register” shall have the meaning provided in Section 12.4(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permit” shall mean any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority, provided that interests or estates in real property, shall not be considered Permits.

“Permitted Investments” shall mean any (a) marketable direct obligation of the United States of America, (b) marketable obligation directly and fully guaranteed as to interest and principal by the United States of America, (c) demand deposit with Depositary, or time deposit, certificate of deposit and banker’s acceptance issued by any member bank of the Federal Reserve System which is organized under the laws of the United States of America or any state thereof or any United States branch of a foreign bank, in each case whose equity capital is in excess of $500,000,000 and whose long-term debt securities are rated “A” or better by S&P and “A2” or better by Moody’s, (d) commercial paper or tax exempt obligations given the highest rating by Moody’s and S&P, (e) obligations of a commercial bank described in clause (c) above, in respect of the repurchase of obligations of the type as described in clauses (a) and (b) hereof, provided that such repurchase obligation shall be fully secured by obligations of the type described in said clauses (a) and (b) and the possession of such obligation shall be transferred to, and segregated from other obligations owned by, any such bank, (f) instrument rated “AAA” by S&P and “Aaa” by Moody’s issued by investment companies and having an original maturity of 180 days or less, (g) eurodollar certificates of deposit issued by any bank described in clause (c) above, and (h) marketable security rated not less than “A-1” by S&P or not less than “Prime-1” by Moody’s. In no event shall Permitted Investments include any obligation, certificate of deposit, acceptance, commercial paper or instrument which by its terms matures (A) more than 180 days after the date of investment, unless a bank meeting the requirements of clause (c) above shall have agreed to repurchase such obligation, certificate of deposit, acceptance, commercial paper or instrument at its purchase price plus earned interest within no more than 90 days after its purchase thereunder or (B) after the next payment date.

“Permitted Liens” shall mean all Liens permitted pursuant to Section 8.5.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness that constitutes a renewal, refinancing, extension, amendment or amendment and restatement (a “Refinancing”) of any Existing Indebtedness (as applicable, the “Refinanced Debt”); provided that (i) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon and other amounts paid in connection with the defeasance or discharge of such Indebtedness plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder; (ii) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the applicable maturity date for the Refinanced Debt; (iii) the weighted average life to maturity of such Permitted Refinancing Indebtedness is not less than the weighted average life to maturity of the Refinanced Debt; (iv) such Permitted Refinancing Indebtedness may not have guarantors, obligors or security in any case more extensive than that which applied to the Refinanced Debt and (v) such Refinanced Debt shall be defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid.

“Permitted Secured Indebtedness” shall have the meaning given to it in the Collateral Agency Agreement.

“Person” shall mean any individual, partnership, joint venture, firm, cooperative corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) a Loan Party, a Subsidiary of a Loan Party or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which a Loan Party, a Subsidiary of a Loan Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall mean the Amended and Restated Assignment of Membership Interests and Pledge Agreement, dated as of December 10, 2014, by TDC, with respect to its membership interests in the Borrower, to the Collateral Agent.

“Preferred Stock” shall mean any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City.

“Project Finance Subsidiary” shall mean a special purpose Subsidiary of a Person created to develop a New Project and to finance such New Project solely with Non-Recourse Debt and equity (including, for the avoidance of doubt, CV Project Entity, L.L.C. and GS Project Entity).

“Promissory Notes” shall mean the collective reference to any promissory note evidencing Term Loans.

“Public Lender” shall have the meaning specified in Section 7.1.

“Qualified Lessee” shall mean Sharyland and/or any other utility that is (x) approved or authorized by the applicable public utility commission or similar regulatory authority to operate and/or lease the transmission and/or distribution assets of Borrower or any Subsidiary and (y) a party to a then-effective lease agreement with the Borrower or a Subsidiary thereof pursuant to which such utility leases and operates such entity’s transmission and/or distribution assets.

“Qualified Lessee Affiliate Loan” shall mean loans made by InfraREIT Partners or a Subsidiary thereof to Qualified Lessees from time to time in an aggregate principal amount not to exceed $10,000,000 at any time outstanding as long as the use of proceeds of such loans is limited to the acquisition or financing of equipment or other assets used in the Qualified Lessee’s operation or lease of transmission or distribution assets from the Borrower or a Subsidiary thereof pursuant to a Lease.

“Quotation Day” shall mean, with respect to any Eurodollar Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Real Property Collateral” shall mean any fee owned material real property (other than easements and rights of way).

“Register” shall have the meaning set forth in Section 12.4(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Required Lenders” shall mean Non-Defaulting Lenders whose outstanding Term Loans constitute more than 50% of the total outstanding Term Loans of Non-Defaulting Lenders.

“Required Permit” shall have the meaning provided in Section 6.12.

“Required Secured Parties” shall have the meaning provided in the Collateral Agency Agreement.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation or formation and by-laws or partnership or operating agreement or other organizational or governing documents of such Person, and any local, state or federal law, regulation, rule, ordinances or determination, interpretation or order of an arbitrator or a court or other Governmental Authority, and any Required Permit, in each case applicable to or binding upon such Person or any of its properties or its business or to which such Person or any of its properties or its business is subject.

“Responsible Officer” shall mean any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of this Agreement.

“Revolving Credit Agreement” shall mean the Third Amended and Restated Credit Agreement, dated as of December 10, 2014, as amended by the First Amendment, Direction and Consent, dated as of September 28, 2015, among Sharyland Distribution & Transmission Services, L.L.C., the several lenders from time to time parties thereto, and Royal Bank of Canada, as administrative agent (as may be further amended, restated, supplemented or otherwise modified from time to time).

“Sanction(s)” shall mean any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations, the European Union, any European Union member state, Her Majesty’s Treasury or other relevant sanctions authority, (b) any Person operating, organized or resident in a Designated Jurisdiction or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC” shall have the meaning provided in Section 7.1(h).

“Secured Parties” shall mean the Collateral Agent, Administrative Agent, the Lenders, and any other Persons that become parties to the Collateral Agency Agreement.

“Security Agreement” shall mean the Amended and Restated Security Agreement, dated as of September 29, 2015, among the Collateral Agent and the Borrower.

“Security Documents” shall mean, to the extent such document has not been terminated, (i) the Collateral Agency Agreement, the Deeds of Trust, the Pledge Agreement, the Deposit Agreement, the Security Agreement and (ii) other security documents entered into pursuant to Section 7.9 and any other security documents, financing statements and the like filed or recorded in connection with the foregoing.

“Senior Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower or a Qualified Lessee, as applicable.

“Sharyland” shall mean Sharyland Utilities, L.P., a Texas limited partnership.

“SP” shall mean Sharyland Projects, L.L.C., a Project Finance Subsidiary.

“Specified Cash Management Contracts” shall mean any cash management service agreements entered into by the Borrower and any Person that is a Lender or an affiliate of a Lender at the time such agreement is entered into.

“Specified Qualified Lessee” shall mean Sharyland and any Qualified Lessee (a) (i) without an Investment Grade Credit Rating or (ii) whose obligations under the applicable Leases are not guaranteed by an entity with an Investment Grade Credit Rating and (b) whose business is limited to the leasing of transmission and/or distribution assets from the Borrower or any of its Subsidiaries or Affiliates.

“Specified Swap Contracts” shall mean any Swap Contracts entered into by the Borrower and any Person that is a Lender or an affiliate of a Lender at the time such Swap Contract is entered into.

“Specified Time” shall mean 11:00 a.m., London time.

“Stanton/Brady/Celeste Lease” shall mean the Third Amended and Restated Lease Agreement (Stanton/Brady/Celeste Assets), dated December 31, 2015, between the Borrower, as lessor, and Sharyland, as lessee, as such lease may be amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 7.10(b) and/or 8.16 of this Agreement, as applicable.

“Stanton Transmission Lease” (formerly known as FERC Lease) shall mean the Third Amended and Restated Lease Agreement (Stanton Transmission Loop Assets), dated December 1, 2014, between the Borrower, as lessor and Sharyland, as lessee, as such lease may be amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 7.10(b) and/or 8.16 of this Agreement, as applicable.

“Subsidiary” shall mean, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) or such second Person and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guaranties” shall mean, collectively or individually, depending on the context, the guaranties provided by the Subsidiary Guarantors pursuant to Section 7.9, if any, substantially in the form of Exhibit H attached hereto.

“Subsidiary Guarantor” shall mean any Subsidiary of the Borrower that is a guarantor under a guaranty pursuant to Section 7.9.

“Swap Contract” shall mean (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” shall mean, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“System” shall mean the Borrower’s and/or any Subsidiary’s (other than a Project Finance Subsidiary’s) integrated electrical transmission and distribution facilities located primarily in the State of Texas and the systems and other property necessary to operate the transmission and distribution facilities, and all improvements to and expansions of such facilities, and each New Project (upon its completion) owned by the Borrower or a Subsidiary thereof; provided that, for purposes hereof, “System” shall not be deemed to include any easements held by the Borrower or any Subsidiary.

“System Leases” shall mean (1) the McAllen Lease, (2) the Stanton/Brady/Celeste Lease, (3) the Lease Agreement (ERCOT Transmission Assets), dated December 1, 2014, between the Borrower, as lessor, and Sharyland, as lessee, (4) the Stanton Transmission Lease and (5) any and all other leases and supplements thereto in connection with the System and the transmission and distribution facilities ancillary thereto and any easements associated therewith, each as amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof, in accordance with Section 7.10(b) and/or 8.16 of this Agreement, as applicable.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.

“TDC” shall mean Transmission and Distribution Company, L.L.C., a Texas limited liability company.

“Term Commitment” shall mean, as to any Lender, the obligation of such Lender, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The aggregate amount of the Term Commitments is $200,000,000.

“Term Loan” shall have the meaning specified in Section 1.1.

“Term Loan Fee Letter” shall mean the Arrangement Fee Letter dated as of May 17, 2017 between the Borrower, CIBC and Mizuho.

“Term Loan Percentage” shall mean, as to any Lender at any time, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

“Texas Regional Entity” shall mean the division of ERCOT authorized to develop, monitor, assess and enforce compliance with NERC Reliability Standards within the geographic boundaries of ERCOT and any successor thereto.

“Threshold Amount” shall mean (a) $10,000,000 with respect to the Borrower, (b) $2,000,000 with respect to any Specified Qualified Lessee and (c) with respect to any Qualified Lessee (other than a Specified Qualified Lessee), an amount that could reasonably be expected to result in a Material Adverse Effect.

“Total Debt” shall mean, at any date, with respect to the Borrower, all Indebtedness of the Borrower on a consolidated basis; provided, however, that for purposes of calculating the Borrowers’ Total Debt to Capitalization Ratio, the Borrower’s Total Debt shall (i) exclude Non-Recourse Debt of a Project Finance Subsidiary of the Borrower and that portion of the Swap Termination Value defined in clause (b) of the definition of “Swap Termination Value” and (ii) include Indebtedness of Sharyland on a consolidated basis (excluding, for the avoidance of doubt, Non-Recourse Debt of a Project Finance Subsidiary of Sharyland).

“Total Debt to Capitalization Ratio” shall mean the Borrower’s Total Debt, divided by the sum of Total Debt plus the Borrower’s Consolidated Net Worth. In connection with any transaction or series of related transactions not prohibited by this Agreement (including by waiver, consent or amendment given or made in accordance with Section 12.12) pursuant to which the Borrower or any Subsidiary makes any acquisition or disposition of assets with a fair market value greater than $1,000,000, the Total Debt to Capitalization Ratio shall be calculated on a pro forma basis after giving effect to such transaction or series of related transactions as a whole (including any related incurrence, repayment or assumption of Indebtedness).

“Transaction Documents” shall mean, collectively the Credit Documents and the Leases to which the Borrower or a Subsidiary thereof is a party.

“Transfer” shall mean, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

“Type” shall mean any type of Term Loan determined with respect to the interest option applicable thereto, i.e., an ABR Loan or Eurodollar Loan.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as in effect in such jurisdiction.

“UCC Collateral” shall mean Collateral that is of a type in which a valid security interest can be created under Article 9 of the New York UCC.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 4.3(f)(ii)(B)(3).

“USA PATRIOT Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” shall mean, at any time, any Subsidiary one hundred percent of all of the voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

“Withdrawal Liability” shall mean a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Borrower Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

10.2    Other Definitional Provisions.

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings set forth herein when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Loan Party not defined in Section 10.1 and accounting terms partly defined in Section 10.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated

principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, Leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Annex and Exhibit references are to this Agreement unless otherwise specified.

SECTION 11.    THE ADMINISTRATIVE AGENT

11.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

11.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

11.3    Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any Subsidiary or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Borrower a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Borrower.

11.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

11.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any Subsidiary, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any Subsidiary which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

11.7    Indemnification. The Lenders agree to indemnify the Administrative Agent and its affiliates and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Loan Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Term Loans shall have been paid in full, ratably in accordance with such Term Loan Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Term Loans, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

11.8    The Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Term Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in their individual capacity.

11.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 11.9 and of Section 12.1 shall continue to inure to its benefit.

11.10    Arrangers. The Arrangers shall have no duties or responsibilities hereunder in their respective capacities as such.

11.11    Credit Bidding. In each case, subject to the provisions of the Collateral Agency Agreement, the Lenders hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Applicable Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (vi) of Section 12.12(a) of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 12.    MISCELLANEOUS.

12.1    Payment of Expenses, etc. The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and Arrangers in connection with the syndication of the facilities, negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable and documented fees and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent and the Arrangers); (ii) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Arrangers and each of the Lenders in connection with the enforcement (including pursuant to the administration of any bankruptcy proceeding relating to the Borrower) or preservation of any rights under the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent and for each of the Lenders); (iii) indemnify the Administrative Agent, each Lender, any of their respective Affiliates and its respective officers, directors, employees, advisors, trustees, representatives and agents (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, costs, liabilities, claims, damages or expenses, including without limitation, those incurred under Environmental Law, incurred by any of them relating in any way to any Term Loan, Credit Document, or any transaction contemplated under any Credit Document including, without limitation, any and all losses, costs, liabilities, claims, damages or expenses as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by the Borrower, any Loan Party or any other Person) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Term Loans, the consummation of any transactions contemplated in any Credit Document, including, without limitation, the reasonable fees, charges and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, costs, liabilities, claims, damages or expenses to the extent incurred by reason of (x) the gross negligence or willful misconduct or (y) a material breach of this Agreement, in either case, as found by a final and non-appealable decision of a court of competent jurisdiction, of or by the Person to be indemnified or an affiliate, agent or representative of such Person). No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby. Section 12.1(iii) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. No Indemnitee shall be liable for any damages arising from the use of unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

12.2    Right of Setoff. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any liabilities at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of any Loan Party against and on account of the Obligations and liabilities of such Loan Party then due and payable to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Loan Party purchased by such Lender pursuant to Section 12.4, and all other claims of any nature or description then due and payable arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said deposits or liabilities owing by the Administrative Agent or such Lender, or any of them, shall be contingent or unmatured. Each Lender hereby agrees to hold any such setoff or appropriation amounts to the extent constituting Collateral under the Collateral Agency Agreement or proceeds thereof in trust for the Administrative Agent to be turned over to the Collateral Agent to be applied in accordance with the terms of the Collateral Agency Agreement.

12.3    Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopy or email communication) and mailed, telecopied or delivered, if to the Borrower, at the address specified opposite its signature below; if to any Lender, at its address specified in the administrative questionnaire; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telecopied or (subject to Section 12.3(b)) electronically communicated or sent by overnight courier, and shall be effective when received.

(b)    Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 1 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

12.4    Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders. Each Lender may, in accordance with Applicable Law, at any time grant participations in any of its rights hereunder or under any of the Promissory Notes to another financial institution, provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.11, 1.13 and 4.3 of this Agreement (subject to the requirements and limitations therein, including the requirements under Section 4.3(f) (it being understood that the documentation required under Section 4.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this section; provided that such participant (i) agrees to be subject to the provisions of Sections 1.11, 1.13 and 4.3 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 1.11, 1.13 and 4.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 1.14 with respect to any participant. The participant shall, to the maximum extent permitted by Applicable Law, be deemed to have the right of setoff in respect of its participation in amounts owing under this Agreement to the same extent as if the amount of its participation were owing directly to it as a Lender under this Agreement provided that, in purchasing such participation, such participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 12.6(b) as fully as if it were a Lender hereunder, and, provided, further, that no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Term Loan or Promissory Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Term Commitment or Term Loan over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or a mandatory prepayment, shall not constitute a change in the terms of any Term Loan), (ii) release all or substantially all of the Collateral except in accordance with the Credit Documents or (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any other Credit Document. Each

Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Term Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b)    Notwithstanding the foregoing, in accordance with Applicable Law at any time and from time to time, any Lender may assign all or a portion of its Term Loans and its rights and obligations under this Agreement to one or more other Persons with the prior written consent of:

(i)    the Borrower in its sole discretion, provided that, no consent of the Borrower shall be required in either case for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default under Section 9(a), 9(b), 9(j) or 9(k) has occurred and is continuing, any other assignee; and

(ii)    the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loans to an assignee that is a Lender immediately prior to giving effect to such assignment;

and, provided further, that no such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (including, without limitation, any Hunt Family Member), (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

Unless the Borrower and the Administrative Agent otherwise agree, no assignment pursuant to this Section 12.4(b) shall, to the extent such assignment represents an assignment to an institution other than one or more Lenders hereunder, be in an aggregate amount less than $1,000,000 unless all Term Loans of the assigning Lender are so assigned. If any Lender so sells or assigns all or a part of its interests hereunder or under the Promissory Notes, any reference in this Agreement or the Promissory Notes to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests, and the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender and the assignee shall be treated as a Lender and a party to this Agreement. Each assignment pursuant to this Section 12.4(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement (appropriately completed), subject to acceptance and recording thereof by the Administrative Agent. In the event of any such assignment to a Person not previously a Lender hereunder, either the assigning or the assignee Lender shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500 which may, in the Administrative Agent’s sole discretion, be waived (and shall deliver any information, to be provided by the assignee, requested by the Administrative Agent), and at the time of any assignment pursuant to this Section 12.4(b), if any such assignment occurs after the Closing Date, the Borrower will, if requested by the assignee or assignor, issue new Promissory Notes to the respective assignee and, if applicable, to the assigning Lender. Each

Lender and the Borrower agree to execute such documents (including, without limitation, amendments to this Agreement) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Lender from pledging its Promissory Notes or Term Loans, including, without limitation, to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

(c)    The Administrative Agent acting on behalf of the Borrower shall maintain at one of its offices a copy of each Assignment Agreement delivered to it (as required hereby) and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest) of the Term Loans owing to, each Lender from time to time (whether or not evidenced by a Promissory Note). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Term Loan recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Term Loan whether or not evidenced by a Promissory Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Promissory Note shall expressly so provide). The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under a note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.5    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Loan Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

12.6    Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Loan Party in respect of any Obligations of such Loan Party hereunder, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)    Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise but excluding any amounts received pursuant to Section 1.14 or 12.4) which is applicable to the payment of the principal of, or interest on, the Term Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the

Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

12.7    Calculations; Computations. The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except for the absence of notes and normal year-end adjustments in the case of unaudited financial statements and except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders), provided that, except as otherwise specifically provided herein, all computations determining compliance with Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2016 historical financial statements of the Borrower delivered to the Administrative Agent pursuant to Section 6.5.

12.8    Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER AND ANY CLAIM OR CONTROVERSY RELATED TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Documents may be brought in the courts of the State of New York sitting in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address for notices pursuant to Section 12.3, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

(b)    The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d)    The Borrower hereby irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

12.9    USA PATRIOT Act. Each Lender, which is subject to Section 326 of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notifies the Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

12.10    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

12.11    Headings. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12    Amendment or Waiver. (a) Neither this Agreement, any other Credit Document, nor any terms hereof or thereof may be amended or modified except in accordance with the provisions of this Section 12.12. The Required Lenders (or, with the written consent of the Required Lenders, the Administrative Agent) and each Loan Party party to the relevant Credit Document may, from time to time (i) enter into written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder; provided that with respect to any amendment or supplement that adversely affects the Collateral Agent, the written consent of the Collateral Agent shall be required or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)    extend the final scheduled date of maturity of any Term Loan, reduce the principal, stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)), or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Term Commitment, in each case without the consent of each Lender directly affected thereby;

(ii)    eliminate or reduce the voting rights of any Lender under this Section 12.12 without the written consent of such Lender;

(iii)    release all or substantially all of the Subsidiary Guarantors or all or substantially all of the Collateral in any transaction or series of related transactions without the consent of each Lender;

(iv)    consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Credit Documents without the written consent of each Lender;

(v)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi)    amend, modify or waive any provision of Section 1.10 or Section 12.6 without the written consent of each Lender; or

(vii)    amend, modify or waive any provision of Article 11 or any other provision of any Credit Document that affects the Administrative Agent without the written consent of the Administrative Agent.

(b)    Notwithstanding anything to the contrary contained in this Section 12.12, in the event that, at any time and from time to time, the debt service coverage ratio financial covenant in the Revolving Credit Agreement is removed or is amended (or any component definition thereof is amended) (each, a “Revolver Coverage Ratio Removal/Amendment”), the Debt Service Coverage Ratio covenant in Section 7.11(b) of this Agreement will be automatically removed or amended, as applicable, in a corresponding manner (including to reflect any amendments to any component definition thereof). Within five (5) Business Days of the execution of any amendment to the Revolving Credit Agreement reflecting a Revolver Coverage Ratio Removal/Amendment, the Borrower shall furnish a copy of such amendment to the Administrative Agent. Upon written request of the Borrower, the Lenders and the Administrative Agent will enter into an amendment to this Agreement pursuant to which this Agreement will be formally amended to incorporate any Revolver Coverage Ratio Removal/Amendment.

(c)    Notwithstanding anything to the contrary contained in this Section 12.12, (i) any Credit Document, this Agreement or any related document may be amended, supplemented or waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (x) to comply with local law or advice of local counsel, (y) to cure ambiguities, omissions, mistakes or defects or (z) to cause such Credit Document or other document to be consistent with this Agreement and the other Credit Documents and (ii) the Administrative Agent may direct the Collateral Agent to (x) release any Subsidiary Guarantor from its Guaranty of the Obligations if, in compliance with this Agreement, such Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary or becomes a Foreign Subsidiary, a Project Finance Subsidiary or any other Subsidiary that is prohibited from providing a Guaranty of the Obligations by any Applicable Law and (y) release the liens on or security interests in any Collateral that is sold, transferred, or otherwise disposed of in accordance with this Agreement or as otherwise permitted pursuant to a transaction waived, consented to or agreed to by the Required Lenders.

12.13    Survival. All indemnities set forth herein including, without limitation, in Section 1.13, 4.3 or 12.1 shall survive the execution and delivery of this Agreement and the making and repayment or assignment of the Term Loans.

12.14    Domicile of Loans. Each Lender may transfer and carry its Term Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that the Borrower shall not be responsible for costs arising under Sections 1.11 or 1.13 resulting from any such transfer to the extent not otherwise applicable to such Lender prior to such transfer.

12.15    Confidentiality. The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or, subject to an agreement to comply with the provisions of this Section, any Lender Affiliate (b) subject to an agreement to comply with the provisions of this Section, to any assignee or participant or prospective assignee or participant or any actual or prospective direct or indirect counterparty to any Specified Swap Contracts or Specified Cash Management Contracts (or any professional advisor to such counterparty), (c) on a need-to-know basis, to its employees involved in the administration of this Agreement or any other Credit Document, directors, agents, attorneys, accountants, consultants and other professional advisors or those of any of its Affiliates (each of whom shall be instructed to hold the same in confidence), (d) upon the request or demand of any Governmental Entity having jurisdiction over such Lender, (e) in response to any order of any court or other Governmental Entity or as may otherwise be required pursuant to any Requirement of Law, (f) that has been publicly disclosed other than in breach of this Agreement, or becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (h) in connection with the exercise of any remedy hereunder or under any other Credit Document, (i) subject to an agreement to comply with the provisions of this Section, any actual or prospective party (or its related parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (j) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder. For purposes of this Section, “information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than (i) any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary and (ii) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is not designated as “Public Side Information” or is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.16    Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the other Loan Parties, the Administrative Agent and the other Credit Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, any of its Affiliates, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

12.17    Acknowledgments. The Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

12.18    Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.18, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Bankruptcy Event, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

12.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address for Notices:
1807 Ross Avenue, 4th Floor Dallas, Texas 75201	SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

Attention: Kristin Boyd
E-mail: kboyd@huntutility.com

	By:	/s/ Brant Meleski
	Name:	Brant Meleski
	Title:	Chief Financial Officer

Address for Notices:

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as Administrative Agent

Canadian Imperial Bank of Commerce 300 Madison Avenue, 5th Floor New York, NY 10017
Attention: Anju Abraham	By:	/s/ Anju Abraham
Email: anju.abrahm@cibc.com Telecopy: (212) 856-3991	Name:	Anju Abraham
	Title:	Authorized Signatory

	By:	/s/ Gordon R. Eadon
	Name:	Gordon R. Eadon
	Title:	Authorized Signatory

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as Lender

	By:	/s/ Anju Abraham
	Name:	Anju Abraham
	Title:	Authorized Signatory

	By:	/s/ Gordon R. Eadon
	Name:	Gordon R. Eadon
	Title:	Authorized Signatory

Address of Notices:	MIZUHO BANK, LTD., as Lender
Mizuho Bank, Ltd.
1800 Plaza Ten, Harborside Fin. Ctr
Jersey City, NJ 07311
Email: LAU_USCorp2@mizuhocbus.com	By:	/s/ Nelson Chang
	Name:	Nelson Chang
	Title:	Authorized Signatory

Annex 1.1A

Lender	Term Commitment	Address for Notices
Canadian Imperial Bank of Commerce, New York Branch	$100,000,000	300 Madison Avenue, 5th Floor New York, NY 10017
Mizuho Bank, Ltd.	$100,000,000	1800 Plaza Ten, Harborside Fin. Ctr Jersey City, NJ 07311